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Exhibit 10.21

OFFICE LEASE

DATED: December 1, 2000.

    This Lease (this "Lease") is entered into by and between WCM 132-302, LLC a Washington limited liability company ("Landlord") and Seattle Genetics Inc., a Delaware Corporation ("Tenant").

1.  FUNDAMENTAL LEASE PROVISIONS

    1.1.  Building, Land and Project. Building means the 63,900 square feet Office Building at 21823 30th Avenue SE, Bothell, Washington 98021, which is located on the land described in Exhibit A (the "Land"). The Project means the Land, the Building and the other improvements located thereon from time to time.

    1.2.  Premises. The area marked on Exhibit B which includes all of the Building. The rentable area of the Premises is estimated to be 63,900 rentable square feet. The final rentable area of the Premises will be determined by Landlord pursuant to Section 1.5 below.

    1.3.  Term. 120 full calendar months, plus any partial month at the beginning of the Term.

      1.3.1.  Renewal Option. Subject to the other terms of this Lease, Two (2) seven (7) year options, See Rider I.

    1.4.  Base Rent. Months referenced are through the applicable full calendar month. Any partial month at the beginning of the lease term shall be calculated at the daily rate for the first full month.

    Months 1 through 12 = $161,028.00 per month.

    Plus, on the first anniversary date of the Commencement Date and every annual anniversary date thereafter, the Base Rent shall increase by two percent (2%) of the prior year's Base Rent.

    1.5.  Tenant's Share of Common Expenses. 100%, based upon the estimated rentable square footage area of the Premises compared to the rentable square footage area in the Building. If the Premises or Building is measured by Landlord and found to vary from the estimates, Landlord shall adjust the Base Rent and Tenant's Share of Common Expenses accordingly. The area of the Premises and the Building shall be determined by Landlord applying the 1996 Standard Method of Measuring Floor Area in Office Buildings as adopted by the Building Owners and Managers Association (ANSI/BOMA Z65.1 1996) consistently to all areas measured.

    1.6.  Permitted Uses. General office, research, development, lifescience laboratory, small animal (i.e. rats and mice and similar sized animals) vivarium, production uses and sale of materials, products and services used in Biotech/Biopharmaceutical and Lifesciences Industries and for no other purpose without Landlord's prior written consent, which shall not be unreasonably withheld for uses meeting Landlord's then-existing use criteria for the Building and the Project. Tenant's current projected uses include Biolevels II and III. If Tenant increases its uses above Biolevel III, Tenant shall so notify Landlord.

    1.7.  Security Deposit. Initially $3,375,000, subsequently to be modified pursuant to Section 4.3 and Exhibit F.

    1.8.  Projected Commencement Date. June 1, 2001, subject to adjustment as provided in Section 3.

    1.9.  Brokers. (See Section 20.3) Landlord's Brokers: Mark Flippo and Scott Carter of Pacific Real Estate Partners, Inc. Tenant's Broker(s): John Cox and Bill Neil of Kidder Mathews & Segner, Inc.

    1.10.  Exhibits. The following exhibits and riders are a part of this Lease.

EXHIBIT A	Legal Description of Land
EXHIBIT B	Floor Plan Showing Premises
EXHIBIT C	Shell Definition and Description of Tenant Improvements
EXHIBIT D	ERISA Disclosure
EXHIBIT E-1	Signage
EXHIBIT E-2	Desired Location for Directional Signage
EXHIBIT F-1	Security Deposit Pledge Agreement
EXHIBIT F-2	Account Control Agreement
EXHIBIT F-3	Account Management Agreement
EXHIBIT G	Rules and Regulations
EXHIBIT H	Parking
EXHIBIT I	Estimated Stabilized Triple Net Expenses
EXHIBIT J	Right of First Offer
EXHIBIT K	Restrictive Covenants
EXHIBIT L	Generator Pad
EXHIBIT M	Approved General Contractors
EXHIBIT N	Janitorial Standards
EXHIBIT O	Disclosed Hazardous Materials
RIDER 1	Renewal Option

2.  PREMISES AND COMMON AREAS

    2.1.  Premises. Landlord hereby leases the Premises to Tenant on the terms of this Lease, but reserving to Landlord, the use of the exterior thereof, all space above the suspended ceiling, all space beneath the floor, and the right to install, maintain, use, repair, relocate and replace pipes, ducts, conduits and wire leading through the Premises in locations which do not materially interfere with Tenant's use thereof. Tenant shall have access 24 hours per day, subject to temporary closures for emergencies and repairs and similar matters outside Landlord's control. Landlord shall use reasonable efforts to minimize such closures.

    2.2.  Common Areas. Landlord shall make available from time to time such "common areas" as Landlord deems appropriate. As part of Common Expenses (as defined in Section 8.1), Landlord is responsible for operating and maintaining the common areas and Landlord may change the size, location, nature and use of any common areas, provided that such change shall not materially adversely affect Tenant's access to or use of the Premises. Tenant has the nonexclusive right to use those common areas which from time to time are designated for such use by Landlord, subject to any nondiscriminatory rules Landlord may reasonably impose. Landlord may close temporarily any common areas to make repairs or changes or to prevent the acquisition of public rights in such areas, provided that Landlord shall use reasonable efforts to ensure that Tenant shall have access to the Premises at all times. In no event shall the roof be considered part of the common areas.

    2.3.  Parking. Tenant shall have the right to use the approximately 271 parking stalls in the parking area shown on Exhibit H. Landlord shall take all reasonable measures necessary to insure that Tenant has access to such number of parking stalls. Tenant shall not be required to pay a fee for use of the stalls for the initial term and any extensions of the Lease. Tenant shall be responsible for meeting any governmental car pool/van pool or other transportation obligations regarding its employees, provided that Landlord shall provide, as a Common Expense, any signage, bike racks or similar physical improvements required by such transportation obligations.

3.  LEASE COMMENCEMENT DATE

    The Term shall commence (the "Commencement Date") on the first to occur of the following events (i) the date on which Tenant commences beneficial occupancy of the Premises, or (ii) June 1, 2001 (as such date may be extended by Landlord Delay as defined in Exhibit C). Landlord shall deliver possession to Tenant immediately following full execution of this Lease (provided that commencement of construction of Tenant Improvements shall be subject to the requirements of Exhibit C). If the Commencement Date is later than the Projected Commencement Date in Section 1, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom. The Term shall be for the number of months set forth in Section 1, plus the part of the month, if any, from the Commencement Date through the last day of the month in which the Commencement Date occurs. After the Commencement Date has occurred, Landlord will prepare and Landlord and Tenant will execute an acknowledgement of the Commencement Date and related information.

4.  RENT & SECURITY DEPOSIT

    4.1.  Payment. Commencing on the Commencement Date, Tenant shall pay the Base Rent without setoff or deduction, to Landlord's property manager, whose address is set forth in Section 20.9, on the first day of each month, in advance without notice or demand. The Base Rent for any partial calendar month shall be prorated and the Base Rent for the first full calendar month shall be paid upon execution of this Lease.

    4.2.  Additional Rent. All amounts other than Base Rent due by Tenant to Landlord under this Lease shall be deemed "additional rent" and Landlord shall have all of the same remedies for Tenant's failure to pay additional rent as for failure to pay Base Rent. The term "rent" shall mean the combined Base Rent and additional rent.

    4.3.  Security Deposit. Within eleven (11) business days after the execution of this Lease, Tenant shall execute and deliver to Landlord a Pledge Agreement in substantially the form attached hereto as Exhibit F-1, an Account Control Agreement in substantially the form attached hereto as Exhibit F-2 and an Account Management Agreement in the form of Exhibit F-3 (or such other forms as are reasonably acceptable to the parties thereto) granting Landlord a first position security interest in an account (the "Pledge Account") containing securities meeting the critical specified therein and/or cash in the total amount specified in Section 1 as a Security Deposit as such amount may be reduced pursuant to the following paragraph.

    Upon written notice of its intention to do so after an Event of Default has occurred, Landlord shall be permitted to immediately direct the sale of bonds or other assets in the Pledge Account and the disbursal of the proceeds thereof (not to exceed the amount required to cure the Event of Default) for application by Landlord on the same terms and conditions as Landlord would be permitted to apply a cash security deposit. Landlord may apply all or part of the Security Deposit to any unpaid rent from Tenant or to cure any other defaults of Tenant. If Landlord uses any part of the Security Deposit, Tenant shall restore the Security Deposit or the Pledge Account to the amount required under the preceding paragraph as of the date of Landlord's application of the Security Deposit or any part thereof, within 10 days after Landlord's written request. If Landlord transfers its interest in the Premises, Tenant shall cooperate with Landlord (at Landlord's expense) to assign the Landlord's interest in the Pledge Account to its successor in interest, whereupon Landlord shall be automatically released from any liability for the return of the Security Deposit. If this Lease is terminated prior to the end of the Initial Term or the Renewal Option Term (if exercised), any Rent paid for any period beyond the termination date will be considered an additional Security Deposit. If, at the end of the Lease Term, Tenant has fully complied with all obligations under this Lease, then the remaining Security Deposit shall be returned to Tenant within thirty (30) days after the final inspection of the Premises, after Landlord has verified that Tenant has fully vacated the Premises, removed all of its property and surrendered the Premises in the condition required by this Lease; provided that Landlord may hold back a portion of the Security Deposit until final determination of Tenant's share of costs such as insurance and taxes, whereupon any final adjustment shall be made and any remaining Security Deposit shall be returned to Tenant. As with all other defaults, if the Premises are not surrendered in the condition required, Landlord may perform the work necessary to put them in that condition and deduct the cost from the Security Deposit. Landlord's obligations with respect to the Security Deposit are those of a secured creditor and not of a trustee.

    The amount of the Security Deposit and/or securities in the Pledge Account may be reduced through two mechanisms, provided that the total Security Deposit shall not in any circumstances fall below Four Hundred Seventy Eight Thousand One Hundred Twenty-five Dollars ($478,125):

        (a) If Tenant engages in a public stock offering, and achieves and maintains a capitalized value of One Hundred Million Dollars ($100,000,000.00) there shall be a reduction of the Security Deposit (a "Capitalized Value Reduction") to Nine Hundred Fifty Six Thousand Two Hundred Fifty ($956,250.00) (if for any reason the Security is already below that level, there shall be no reduction), provided (i) if the capitalized value thereafter reduces below $100,000,000.00, the Capitalized Value Reduction shall be reversed and the amount of the Pledge Account restored to the full amount required but for the Capitalized Value Reduction, and (ii) thereafter the Capitalized Value Reduction shall be reinstituted if Tenant reaches a capitalized value of One Hundred Fifty Million Dollars ($150,000,000.00) and (iii) reversed again if the capitalized value thereafter reduces below $100,000,000 (and so on from that point with trigger points of $100,000,000 and $150,000,000 respectively).

        (b) In addition to and independent of the Capitalized Value Reduction, the Security Deposit and/or bonds in the Pledge Account shall be reduced by Three Hundred Eighty Four Thousand Seven Hundred Fifty Dollars ($384,790.00) per year commencing on the fourth anniversary of the Commencement Date Tenant if and only if Tenant has not at any time been in default after notice and expiration of any applicable cure period under this Lease.

5.  TENANT IMPROVEMENTS

    Landlord shall deliver the Premises to Tenant upon full execution of this Lease with the Building Shell (as defined in Exhibit C) substantially completed subject to punch list items as documented pursuant to Exhibit C. Tenant shall be responsible for installing its Tenant Improvements in the Premises in accordance with Exhibit C including not beginning construction until its terms and conditions have been fully satisfied. Landlord represents that to the best of its knowledge the Building Shell meets and complies with all applicable federal, state and local laws, ordinances and will be in good order, condition and repair upon delivery of the Premises to Tenant. Except for Building Shell punch list items and latent Building Shell construction defects of which Tenant notifies Landlord within two (2) months after the date of this Lease (in which case Landlord shall correct such latent construction defects at its expense), Tenant accepts the Project "as is where is" on the date of full execution of this Lease. If there exists any defect in the Project which is covered by an express or implied warranty from any consultants, design professionals, engineers, contractors, subcontractors, manufacturer or suppliers, then Landlord shall diligently seek to enforce such warranties in accordance with their terms for the benefit of the Landlord and Tenant. Notwithstanding the foregoing, Landlord assigns the benefit of all such warranties to Tenant and Tenant may enforce such warranties if Landlord fails to do so after a notice from Tenant.

6.  USE AND OPERATIONS

    6.1.  Repairs and Maintenance of Premises. Subject to Landlord's obligations pursuant to Sections 7.5, 11 and 13, Tenant shall keep the Premises, including all equipment and fixtures located inside the Premises, clean and in good order, repair and condition. Tenant shall procure any licenses and permits required for Tenant's use. Tenant shall repair any damage to the Premises or Project caused by Tenant, its employees, agents or invitees.

    6.2.  Signs. So long as Tenant occupies the Premises, Tenant shall have the right, at its cost, to have prominent exterior building signage and monument signage at locations and size mutually acceptable to Landlord and Tenant, and to have its business name displayed on any reader board located in the Building lobby and/or in any elevator lobby, and immediately outside the corridor door into the Premises, all in the Building standard size, typeface, materials and locations, which shall be determined by Landlord. Landlord shall further cooperate with Tenant in seeking to obtain consent from any applicable entity for reasonable directional signage within lot 41-A directing visitors how to locate the Premises, in the location to be mutually agreed by Landlord and Tenant. If Landlord does not fund the construction of the monument sign on the northwest corner of Tract 41-C that has already been stubbed, such other signage on 41-A shall be at Landlord's cost excluding any electrical service the Tenant may desire for the sign. Tenant shall not place or display any other sign, notice, picture, placard or poster, or any advertising material whatsoever, visible, either directly or indirectly (as an outline or shadow on a glass pane), from anywhere outside the Premises without first obtaining Landlord's written consent, to be granted or withheld in Landlord's discretion. Any consent by Landlord shall be upon the condition that Tenant will remove the advertising promptly on Landlord's request, and in any event, at the expiration or sooner termination of this Lease, and Tenant shall repair any damage to the Premises or the Project caused thereby. Any exterior signage agreed to by Landlord shall be further subject to the terms and conditions found in Exhibit E.

    6.3.  Rules and Regulations. Within a reasonable period of time after receipt of a written copy thereof, Tenant shall comply with any nondiscriminatory Rules and Regulations established by Landlord regarding the Project (the "Rules and Regulations"), provided that in the event of a direct and irreconcilable conflict between the terms of this Lease and the Rules and Regulations, the terms of this Lease shall control. All Rules and Regulations shall be reasonable and shall not interfere with Tenant's conduct of its business so long as such conduct is otherwise in compliance with the Lease. The current Rules and Regulations are attached as Exhibit G.

    6.4  Landlord's Right of Access. Tenant shall give Landlord and its agents access to the Premises at all reasonable times with reasonable prior notice, and immediately in an emergency, to enable them to inspect and examine the Premises and to make repairs, additions and alterations to the Premises or the Building, and to show the Premises to brokers and prospective purchasers. Within 12 months of the scheduled termination date of this Lease or at any time Tenant is in default the Landlord may also, with reasonable prior notice show the Premises to prospective tenants. Landlord shall use commercially reasonable means to allow an employee of Tenant to accompany Landlord in any entry and to limit any disruption to Tenant resulting from such entry, but there shall be no reduction of rent and no liability on the part of Landlord due to such access or activities, provided that this release shall not apply to physical damage to persons or property (excluding consequential damages such as lost profits) to the extent caused by Landlord's gross negligence or willful misconduct. Landlord shall also coordinate with Tenant regarding procedures for entry into any areas restricted because of biological or chemical hazard or contamination risk, and understands that except for an emergency, such entry shall be made only when accompanied by an employee of Tenant.

    6.5.  Liens. At its expense, Tenant shall cause to be fully and completely discharged of record or fully bonded against, within 10 days of Landlord's demand, any labor or materialman's lien claim or other lien or claim filed against the Premises or the Project for work claimed to have been done for, or materials claimed to have been furnished to, or on behalf of, Tenant.

    6.6.  Comply With Laws. At its expense, Tenant shall comply with all laws, orders, ordinances and regulations of federal, state, or other governmental authorities and with any direction made pursuant to law of any public officer or officers, with respect to the Premises or the use thereof, including any obligation to make alterations in the Premises required as a condition of Tenant's continuing use.

    6.7.  Not Invalidate Insurance. Tenant shall not do or permit to be done any act or thing upon the Project which will invalidate or be in conflict with the certificate of occupancy for the Building (once issued), or the terms of any insurance policies covering the Project or increase the premium for insurance upon the Project. Landlord agrees that Tenant shall not be deemed to be in default under this Section 6.7 so long as its uses are those same actual uses as it engages in at the commencement of this Lease (i.e. before changing those uses, even within the general description of "Permitted Uses". Tenant shall confirm that any altered uses in the future comply with this Section 6.7. If there is a conflict with Landlord's insurance, and so long as Tenant is the full building lessee (and therefore fully responsible for any increased cost), Landlord shall use commercially reasonable efforts to find a reasonably acceptable alternate insurer or policy in which such conflict does not exist.

    6.8.  Insurance. At its expense, Tenant shall obtain and carry at all times during the term of this Lease: (i) commercial general liability insurance covering the Premises with a combined single limit of at least $5,000,000, or such higher amounts as Landlord may from time to time reasonably designate on not less than 30 days notice to Tenant, consistent with insurance levels required by prudent landlords for similar projects and uses in the area, containing a contractual liability endorsement covering the matters in Section 12; and (ii) fire and extended coverage insurance for Tenant's property to its full replacement value. Such policies shall be written by insurers reasonably acceptable to Landlord and shall not contain deductible amounts in excess of $10,000 without Landlord's prior written consent, and shall be primary and non-contributory with any insurance carried by Landlord. The liability policy shall name Landlord, its mortgagees, the members of Landlord, Landlord's property manager and Barnes & Nelson Union Partners, LLC, as additional insureds, as their interests may appear. All such insurers shall agree not to cancel or amend (including as to scope or amount of coverage) such policies without at least 30 days prior written notice to Landlord. Tenant shall furnish Landlord with certificates of insurance evidencing the above coverage at all times during the term of this Lease; with new certificates delivered to Landlord at least 20 days prior to expiration of the coverage shown by the prior certificates.

    If Tenant manufactures on the Premises consumer goods using any materials supplied by Landlord (including but not limited to power or water supplied as part of utilities to the Premises), Tenant's insurance shall include products liability insurance in the amounts specified for the commercial general liability insurance.

    6.9  Landlord's Insurance. As part of Common Expenses, Landlord shall maintain (a) policies of commercial property insurance ("special cause of loss" with replacement cost endorsement) covering loss of or damage to the Project, including all permanent improvements and alterations that will become Landlord's property even if installed by Tenant, which insurance shall include flood and earthquake coverage; (b) commercial general liability insurance in an amount and with coverage determined by Landlord insuring Landlord against liability arising out of ownership, operation, use or occupancy of the Project; and (c) a rental income insurance policy, with loss payable to Landlord, in an amount equal to one year's Base Rent, plus the estimate of Tenant's Share of Common Expenses Real Property Taxes and insurance premiums. The policy obtained by Landlord shall not be contributory and shall not provide primary insurance. Landlord shall not obtain insurance for Tenant's fixtures or equipment or Building improvements installed by Tenant in the Premises. Tenant acknowledges that Landlord's insurance, through primary policies, special coverages or umbrella policies, may at Landlord's option be such as to include coverage for Hazardous Materials contamination and the liabilities flowing therefrom, provided that the cost of specific Hazardous Materials coverage shall be approximately $3,000 per year (adjusted over time consistent with general increases in environmental insurance costs and to reflect any risk experience of Tenant in particular), with a deductible of no less than $50,000 and on which Tenant shall be named as an additional insured. In the event of use of umbrella policies, the cost of environmental insurance shall be reasonably allocated by Landlord based on the experience/risk of the various properties if such matters are taken into account by the carrier in setting premiums. Common Expenses shall include any commercially reasonable deductible amount under insurance policies maintained pursuant to this Section 6.9, other than Landlord's liability insurance policy. Tenant shall not do or permit anything to be done which invalidates any such insurance policies or increases the cost thereof (unless Tenant pays the cost of such increase).

    6.10.  Surrender. On or before the expiration or termination of this Lease, Tenant shall remove from the Premises: (i) all of its personal property, including any equipment and signage; and (ii) any improvements or alterations installed by Tenant which Landlord directs Tenant to remove (excepting the Initial Improvements). At the time of requesting Landlord's consent to an improvement or alteration, Tenant may request in writing that Landlord elect whether to require Tenant to remove such improvement or alteration upon expiration or termination of this Lease, and Landlord shall make such election at the time of granting consent (or within 30 days after Tenant's request if the improvement or alteration does not require Landlord's consent). If Landlord fails to make such election, Landlord shall be deemed to have elected to have Tenant remove the improvement or alteration.

    With respect to the Initial Improvements, by notice given not later than six (6) months prior to the expiration of the initial term of this Lease, Landlord may require Tenant to demolish the interior improvements to any laboratory space, returning such space to a clean, capped and in good order Building Shell condition, and Tenant shall do so prior to expiration of the Lease, provided that Tenant's total monetary obligation for its out-of-pocket costs of such demolition and return to shell condition shall not exceed $300,000 (and if such amount is not sufficient to adequately perform the task, Tenant shall consult with Landlord and shall use such funds to perform such portions of the demolition task as Landlord directs). This demolition and return to shell condition obligation shall not apply if Tenant exercises its Renewal Option. If this Lease is terminated during its initial term for any reason other than Landlord's default, then this requirement shall apply, provided that if this Lease is terminated due to Tenant's default, Landlord may elect to simply collect the $300,000 obligation in lieu of allowing Tenant to conduct such demolition and return to shell. If Tenant conducts the demolition and return to shell condition as provided above, Tenant shall be entitled to retain all items removed from the laboratory area of the Premises in the course of such work.

    In addition, on or before the expiration or termination of this Lease, Tenant shall: (i) repair any damage to the Premises caused by Tenant, including any damage caused by Tenant's removal of personal property, improvements or alterations, and (ii) surrender the Premises in good order and condition, broom clean, subject to reasonable wear and tear. If Tenant fails to remove any personal property, Landlord may either have it removed and stored in a public warehouse at the risk of Tenant (the expense of such removal, storage and repairs necessitated by such removal shall be paid by Tenant) or deem them abandoned whereupon they shall become the property of Landlord without payment or offset therefore.

    6.11.  Americans with Disabilities Act. Tenant shall be responsible for compliance with the Americans with Disabilities Act (the "ADA") with regard to Tenant's operations in the Premises, and any alterations to the Premises after the Commencement Date. Landlord, as part of Common Expenses, shall be responsible for the ADA with regard to the common areas and with regard to the initial design and construction of the building shell (provided that if the Building Shell was in violation of the ADA as of the date of full execution of this Lease, then the cost of correcting that violation shall be Landlord's expense). Tenant, based on its position as manager of the construction of the Tenant Improvements, shall be responsible for their compliance with ADA.

    6.12.  Compliance with CC&Rs. Tenant shall not violate any covenants, conditions or restrictions ("CC&R's") or other agreements encumbering the Project the current versions of which have been provided to Tenant in writing prior to the execution of this Lease and are listed on Exhibit K. Landlord agrees not to voluntarily agree to any modifications of such CC&Rs that would prevent Tenant from engaging in the Permitted Uses set forth in Section 1.6.

7.  UTILITIES, SERVICES AND MAINTENANCE

    7.1.  Utilities. Tenant shall promptly pay for utilities and related services provided to the Premises during the Term, including but not limited to, gas, garbage, water, electricity, telephone, and sewer charges, including repair, replacement, hook-up and installation charges. If any of these utilities or services are not separately metered or billed, Landlord shall equitably allocate the cost among the users and Tenant shall pay its share of the cost within 30 days after receipt of Landlord's invoice. Alternately, Landlord may elect to include these types of costs in the Common Expenses.

    7.2.  Basic Services. Landlord shall provide toilet room supplies, window washing at reasonable intervals, and customary janitorial service for the common areas. Janitorial service shall be provided five days per week excluding service for legal holidays, provided that Tenant may elect to provide its own janitorial service to the Premises, in which case Tenant shall meet or exceed Landlord's general janitorial standards for the Project as shown on Exhibit N. In the event Tenant does elect to provide its own janitorial service, Landlord shall have the right, upon reasonable notice to Tenant, to inspect the Premises to review compliance with the janitorial standards. The costs of any janitorial or other services provided by Landlord to Tenant shall be reimbursed by Tenant as additional rent within twenty (20) days after receipt of billings therefore.

    From 7:00 a.m. to 6:00 p.m. on weekdays and from 8:00 a.m. to 1:00 p.m. on Saturdays excluding legal holidays ("Normal Business Hours"), Landlord shall furnish to the Premises the heating and air conditioning required in Landlord's reasonable judgment for the comfortable use and occupancy of the Premises. If requested by Tenant, Landlord shall furnish heating and air conditioning at times other than Normal Business Hours. The charge for after-hours HVAC service is $30.00 per hour, subject to periodic increase by Landlord, and shall be paid by Tenant as additional rent within twenty (20) days after receipt of billings therefore (or, if such services are regularly scheduled, Landlord may require monthly payments simultaneous with Base Rent and Additional Rent). To the extent the utilities for after-hours services are separately metered and charged directly to Tenant, Tenant shall pay such charges directly to the applicable utility.

    Landlord shall furnish the Premises with electricity for normal office use, including lighting and operation of customary office machines, and water, both in quantities usually furnished or supplied by Landlord to tenants leasing space in the Building. The mechanical system is designed to accommodate normal and customary heating loads. Before installing lights and laboratory equipment in the Premises, which in the aggregate exceed the design of the systems, Tenant shall obtain the written permission of Landlord which shall not be unreasonably withheld if Tenant installs at its expense any necessary equipment (including additional HVAC) to service such excess demand. Landlord may refuse to grant such permission unless Tenant agrees to pay in advance Landlord's costs of installing separate metering and any supplementary air conditioning or electrical systems required by such equipment or lights. In addition, Tenant shall pay Landlord in advance, as additional rent (except to the extent the costs are billed directly to Tenant through separate metering), on the first day of each month during the Term, the Landlord's estimate of the cost of furnishing electricity for the operation of such equipment or lights and Landlord's estimate of the cost of operating and maintaining supplementary air conditioning units necessitated by Tenant's use of such equipment or lights. Landlord shall be entitled to install and operate, at Tenant's cost, a monitoring/metering system in the Premises to measure the added demands on electricity and the HVAC systems resulting from such equipment and lights. Tenant shall comply with Landlord's instruction for the use of drapes, blinds and thermostats.

    Landlord shall provide such security for the Project as it deems appropriate. During other than Normal Business Hours, Landlord may restrict access to the Building in accordance with the Building's security system, provided that Landlord shall not restrict Tenant's ability to have access, through card readers or otherwise, 24 hours per day, 365 days per year. Landlord shall not be liable to Tenant for injury to its agents, employees, customers or invitees, or for losses due to theft or burglary, or for damages done by unauthorized persons, provided that this release shall not apply to physical damage to persons or property (excluding consequential damages such as lost profits) to the extent caused by Landlord's gross negligence or willful misconduct. Tenant may install or institute, subject to the provisions of Section 10, such additional security measures as it deems necessary or appropriate to protect Tenant's business and property provided that Tenant shall permit Landlord access as described in Section 6.4 above.

    Landlord shall provide two card keys to the Building and two keys for the corridor door entering the Premises, and additional keys at a charge by Landlord on an order signed by Tenant. All such keys shall remain the property of Landlord. No additional locks shall be allowed on any door of the Premises without Landlord's written permission, which shall not be unreasonably withheld. Landlord shall be provided keys to any additional door locks added by Tenant. Upon termination of this Lease, Tenant shall surrender to Landlord all keys and card keys to the Premises.

    7.3.  Additional Services. If Tenant desires any of the aforementioned services (or items) in amounts in excess of Building standard (other than HVAC service) Landlord will provide those additional services if it is reasonably practical to do so and, Tenant shall be directly billed and shall pay to Landlord as additional rent hereunder, the cost of providing such additional services (or items), within twenty (20) days after receipt of billings therefore (or, if regularly scheduled, simultaneously with Base Rent and Additional Rent).

    7.4.  Interruption of Service. Landlord does not warrant that any utilities or services will be free from interruption including by reason of accident, repairs, alterations or improvements and including by reason of computer design or programming weaknesses or date sensitive microprocessors. Tenant is encouraged to formulate a contingency plan to cover operation of their business in the event of a power failure. No interruption shall be deemed an eviction or disturbance of Tenant, or render Landlord liable to Tenant for damages, or relieve Tenant from the full and complete performance of all of Tenant's obligations under this Lease, provided only that to the extent casualty damage renders the Premises untenantable, and loss of rents arising therefrom are covered by rental interruption insurance carried by Landlord, then, and to that extent, rental on the Premises shall abate in the proportion that the portion of the Premises rendered untenantable bears to the total Premises.

    7.5.  Repair and Maintenance of the Building. Landlord shall be responsible for maintenance and repairs to the exterior and structural portions of the Building as well as all building systems up to point of connection with the Premises and the repairs and maintenance to the common areas (the "Project Work"). Landlord agrees to maintain its portion of the Project in a manner consistent with a high quality building within the Highlands Campus area. Project Work shall include the repair, maintenance and replacement of the roof and roof membrane, electrical, plumbing and other mechanical systems and the exterior of the Building. The cost of the Project Work shall be included in Common Expenses pursuant to Section 8.1 (subject to the limitations contained therein). Notwithstanding the foregoing, if any of the Project Work is necessitated due to damage caused by Tenant, its agents, employees, or invitees, Landlord may require Tenant to pay the cost of that work within 10 days of receipt by Tenant of the invoice.

    7.6  Tenant-Provided Services. So long as Tenant is the full building tenant, Landlord agrees to reasonably consider requests by Tenant for Tenant to provide directly services that are otherwise to be provided by Landlord under this Lease, and any such services shall be provided pursuant to commercially reasonable standards mutually agreed by Landlord and Tenant, and shall be paid directly by Tenant.

8.  COMMON EXPENSES

    8.1.  Definitions. The following terms shall have the following meanings:

    Common Expenses. Common Expenses shall mean all costs incurred by Landlord in connection with the operation, repair and maintenance of the Project including payroll costs, insurance, property management of $26,838.00 per year with a 2% annual increase, utilities, Real Property Taxes, Project Work, and any other expenses which in accordance with generally accepted accounting and management practices would be considered an expense of maintaining, managing, operating, owning, or repairing the Project. Common Expenses shall exclude (i) initial leasing costs including legal fees, advertising and marketing expenses and tenant improvements and leasing commissions for other tenants; (ii) costs of any special services rendered to individual tenants for which a special charge is collected; (iii) capital improvements except (a) capital repair and replacement of improvements or systems existing as of the Commencement Date of this Lease (provided that Tenant shall not be charged for the amortization of any such capital repair and replacement of roof membrance or elevator during the Initial Term of this Lease), (b) capital improvements required by law or regulation as adopted or reinterpreted after the Commencement Date of this Lease, and (c) capital improvements that Landlord estimates will reduce Common Expenses in an amount equal to or greater than the amortization of the improvement (and provided that all capital improvements shall be amortized over their useful life with interest at 13% per annum); (iv) legal expenses in enforcing leases; (v) interest or amortization payments on any mortgage or ground lease of the Project or the underlying property or any other expense incurred in connection with such financing; (vi) costs incurred in connection with the initial construction or design of the Building or to repair, change, improve, replace or correct defects in the original construction or design of the Building, ordinary wear and tear excepted; (vii) costs incurred because of Landlord's breach of any legal obligation (including any obligation of Landlord under any lease of space in the Building), or the breach of any legal obligation by any other tenant in the Building; (viii) amounts paid to persons or entities related to Landlord in excess of the reasonable cost thereof had such services been provided by unrelated parties; (ix) costs of curing any violation of any environmental law or regulation applicable to the building where the violation existed as of the Commencement Date (except if caused by Tenant prior to such date) or is due to the negligence of Landlord, its agents or employees; (x) costs, fines or penalties incurred due to violation by Landlord of any applicable law; (xi) costs of acquisition of sculpture, paintings, or other objects of art installed in, on or above the building; (xii) wages, salaries or other compensation or costs incurred with respect to (A) any managerial or executive employees or agents of Landlord above the position of Project Manager for the purpose of managing Landlord's interest in the building or (B) any persons employed in commercial concessions operated by Landlord; (xiii) costs of traveling to and attending any off-site management meetings or meetings of professional property management for promotional associations or groups; or (xxii) depreciation of or reserves for replacement of any of Landlord's assets or rental or other expenses incurred in leasing air conditioning systems, elevators or similar items except in an amount that Landlord estimates is reasonably equivalent to the amount that would be charged as amortization had such items been purchased and capitalized.

    Real Property Taxes. Real Property Taxes shall mean all taxes, governmental charges and assessments levied on the Project, or any improvements, fixtures and equipment and all other property of Landlord, real or personal, used in the operation of the Project; any taxes in addition to or in lieu of, in whole or in part, such taxes; any tax upon leasing or rents of the Building (excluding B&O tax); any other governmental charge such as payments for transit, carpooling or environmental facilities; and all costs and expenses incurred by Landlord in connection with the attempt to reduce any of the foregoing, whether by negotiation or contest. Real Property Taxes shall include ULID, CRID and other assessments in effect on the Commencement Date and subsequently arising. Real Property Taxes shall not include any franchise or state income tax, inheritance tax, estate tax, real estate transfer excess tax, or other similar tax, or any impact fees, or other charges payable in connection with the development of the Project including but not limited to traffic mitigation payments.

    8.2.  Additional Rent for Common Expenses. Commencing on the Commencement Date, in addition to all other amounts due hereunder and as additional rent, Tenant shall pay Landlord each year Tenant's Percentage times the total Common Expenses for that year ("Tenant's Share of Common Expenses"), such payments to be made in accordance with Section 8.3. The amount payable shall be prorated for any partial year in the Lease Term.

    8.3.  Estimated Payments. Landlord currently accounts for Common Expenses on an April 1—March 31 fiscal year. Each year, Landlord shall give Tenant written notice of the estimated amount payable by Tenant under this Section for the ensuing fiscal year, which estimate Landlord shall endeavor to provide by March 1 of each year. On or before the first day of each month thereafter, Tenant shall pay Landlord 1/12th of such estimated amounts, provided Landlord may, by written notice to Tenant, revise its estimate whereupon subsequent payments by Tenant for the remainder of the year shall be based upon such revised estimate. If the notice of the annual estimate is given after commencement of the applicable year, then Tenant's first payment of the new monthly amount shall be accompanied by payment of the difference between the new estimate and all estimated payments previously made by Tenant for that year. After the close of each fiscal year during the term of this Lease, Landlord shall deliver to Tenant a statement setting forth the total amount of Tenant's Share of Common Expenses for such year, whereupon there shall be a final adjustment between Landlord and Tenant in connection with amounts due Landlord under this Section and Tenant shall pay Landlord any amount due Landlord within 30 days of receipt of such statement, and any amount due Tenant shall be credited to the next accruing amounts due Landlord pursuant to this Section or if the Lease has terminated or expired, such amount shall be credited against any amounts still due Landlord and the balance shall be refunded to Tenant. Landlord shall use reasonable efforts to provide such statement by June 30 of each year following the relevant expense year. Landlord shall not be entitled to revise its final determination of Common Expenses at any time after the one-year anniversary of such June 30 deadline.

    8.4.  Occupancy Adjustment. If less than an average of 95% of the rentable area of the Building is occupied by tenants during all or any portion of a year, Landlord shall make an appropriate adjustment of Common Expenses for such year employing sound accounting and management principles, to determine the amount of Common Expenses that vary with occupancy and that would have been incurred if 95% of the rentable area of the Building had been occupied during the entire year, with the intent that Tenant's Percentage times the Common Expenses so calculated better reflect Tenant's actual consumption of Common Expenses. In no event shall Landlord be entitled to receive reimbursement from all tenants for more than its actual out-of-pocket expenses.

    8.5.  Personal Property Taxes. Tenant shall pay, prior to delinquency, all personal property taxes on Tenant's property.

9.  HAZARDOUS MATERIALS

    9.1.  Hazardous Materials.

      9.1.1  Tenant and Tenant's officers, contractors, subcontractors, licensees, agents, servants, employees, guests, invitees or visitors, or any assignee or sublessee or other person for whom Tenant would otherwise be liable (individually, a "Tenant Party" and collectively, "Tenant Parties") shall comply with all Environmental Laws (as defined below) in connection with Tenant's or Tenant Parties use, production, storage or disposal of any Hazardous Materials (as defined below) on, under or about the Premises. Tenant hereby represents, warrants, covenants and agrees that all operations or activities upon, or any use or occupancy of the Premises, or any portion thereof, by Tenant or any Tenant Party of the Premises or any portion thereof, shall be in all material respects in compliance with all state, federal and local laws and regulations governing or in any way relating to the generation, handling, manufacturing, treatment, storage, use, transportation, spillage, leakage, dumping, discharge or disposal (whether legal or illegal, accidental or intentional) of any Hazardous Materials. Neither Tenant nor any Tenant Party shall use or dispose of any Hazardous Materials in or on the Premises, the Building, the Project, or any adjacent property, or in any improvements thereto, except for such Hazardous Materials as are essential to the operation of Tenant's and Tenant Parties' business and reported to Landlord not less often than annually pursuant to Exhibit O, and then only in accordance with all applicable laws and regulation. Tenant shall, and shall ensure that all Tenant Parties shall, at all times comply with Environmental Laws and best industry standard research, medical and safety practices in connection with the use, handling, production storage or disposal of any Hazardous Material, including, but not limited, to any Medical Products (as defined below), at Tenant's sole expense.

      9.1.2  As used herein, the term "Hazardous Materials" means any chemical, compound, substance, material, controlled substance, object, condition, waste, living organism or part thereof (including genetic materials), virus or combination or modification thereof which is or may be hazardous to human health or safety or to the environment (whether potentially injurious to persons and property and whether potentially injurious by themselves or in combination with other materials) due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum and petroleum products, asbestos, radon, polychlorinated biphenyls (PCBs) and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes, living organisms or combinations thereof which are now or become in the future listed in the United States Department of Transportation Hazardous Materials Table [49 C.F.R. § 172.101], as amended from time to time, or listed, defined or regulated in any manner by any Environmental Law.

      9.1.3  As used herein, the term "Environmental Laws" means any and all federal, state or local environmental, health and/or safety-related laws, regulations, standards, decisions of courts, ordinances, rules, codes, orders, decrees, directives, guidelines, permits or permit conditions, currently existing and as amended, enacted, issued or adopted in the future relating to the environment or to any Hazardous Material (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601, et seq.), the Washington Model Toxics Control Act (Ch. 70.105D RCW) and the Washington Hazardous Waste Management Act (Ch. 70.105 RCW) which are or become applicable to Tenant or the Premises.

      9.1.4  As used herein, the term "Medical Products" means all regulated substances, chemicals, compounds, drugs, blood, tissue, organs, serums, organisms or part thereof (including genetic materials), viruses, waste and other materials related thereto and used in connection with medical treatment, laboratory analysis, production or analysis of drugs, or other biomedical research.

      9.1.5  As used herein, the term "Environmental Condition" means any release or spill of any Hazardous Materials into the environment, including surface water, groundwater, drinking water supply, sewer or storm water drain, land, soil, surface or subsurface strata or the ambient air, where such release or spill is potentially in violation of Environmental Laws or is required to be reported to the Washington State Department of Ecology or other appropriate governmental authority.

      9.1.6  Tenant and Tenant Parties shall design and construct their Tenant Improvements, including any upgraded HVAC and plumbing systems, using best available commonly used industry technique designed to ensure that Tenant's and Tenant Parties' Hazardous Materials do not compromise the air quality outside the Premises or in any space occupied by other tenants (including Tenant's subtenants) or allow the possibility of water system back-up into the Building or otherwise migrate to any adjacent space occupied by any other tenant. In particular, Tenant shall use, and shall require Tenant Parties' best available commonly used industry techniques to prevent air mixing from areas of potential contamination into other areas of the Building. Tenant shall indemnify and hold Landlord harmless from and against any and all losses, expenses, liabilities, penalties or costs arising directly or indirectly from Tenant's or Tenant Parties' failure to isolate building systems or to cause an Environmental Condition in areas of the Project outside the Premises as a result of its design or construction of the Tenant Improvements.

      9.1.6  Tenant shall deliver (or cause Tenant Parties to deliver) to Landlord (a) within 60 days after Lease execution or prior to Tenant's first draw request for the Allowance pursuant to Exhibit C and (b) on request once each year during the Term, a list specifying the type and quantity of all Hazardous Materials used or stored by Tenant or Tenant Parties on the Premises (and attached hereto as Exhibit O, as amended from time to time) together with copies of all permits, licenses and approvals required in connection with the use or storage of such materials, together with, on request, Tenant's and Tenant Parties' Hazardous Materials data safety sheets and any other documentation with respect to Tenant's and Tenant Parties' usage, storage, and disposal of Hazardous Materials that are required by the City of Bothell Fire Department. Notwithstanding the foregoing, Tenant shall respond, and shall cause Tenant Parties to respond to any written request by Landlord for confirmation whether there has been a significant increase, as evaluated in Tenant's reasonable judgment, in the quantity of Hazardous Materials or change in the type of Hazardous Materials utilized by Tenant or Tenant Parties, provided that such request shall not be made more than once per calendar quarter. To the extent reasonably requested by Landlord, Tenant will provide additional documents or information with respect to its and Tenant Parties' Hazardous Materials within a reasonable period of time after receipt of a specific written request. Tenant shall promptly notify Landlord in writing of (i) any notices of violation or potential or alleged violation of any Environmental Law which are received by Tenant from any governmental agency or any Tenant Party; (ii) any and all inquiry, investigation, enforcement, clean-up, removal or other governmental or regulatory actions instituted or threatened relating to the Premises; and (iii) all claims made or threatened by any third-party against Tenant or a Tenant Party or the Premises relating to any Hazardous Materials used by Tenant or a Tenant Party at the Premises. If any Environmental Condition occurs that is or may be a result of Tenant's or any Tenant Party's actions during the Initial or Extended Term, or if Tenant or any Tenant Party has disposed of or caused a release of Hazardous Materials at, on or about the Project other than in accordance with Environmental Laws, Tenant shall promptly prepare or cause the Tenant Party to prepare a remediation plan for Landlord's review and approval, which shall not be unreasonably withheld, provided, however, that Landlord shall not require any remediation in excess of or to higher standards than would be mandated by applicable Environmental Laws. Tenant's obligation to remediate any Environmental Condition shall not be contingent on an enforcement action by any governmental authority and shall be independent of any governmentally mandated remediation. If Landlord approves the plan, then Tenant shall execute or cause the Tenant Party to execute the remediation plan at Tenant's sole cost and expense (subject to such reimbursement as Tenant may obtain from a Tenant Party). If the remediation plan is not reasonably acceptable to Landlord or if Tenant fails to execute or cause execution of the remediation plan within a reasonable period of time, then, at Landlord's option, Tenant shall reimburse Landlord, upon demand, for the cost to Landlord of performing rectifying work provided that such work is not in excess of or to higher standards than would be mandated by applicable Environmental Laws. The reimbursement shall be paid to Landlord in advance of Landlord's performing such work, based upon Landlord's reasonable estimate of the cost thereof; and upon completion of such work by Landlord, Tenant shall pay to Landlord any shortfall within thirty (30) days after Landlord bills Tenant therefor or Landlord shall within thirty (30) days refund to Tenant any excess deposit, as the case may be. To the extent reasonably requested by Landlord, Tenant shall furnish Landlord with detailed reports concerning any Environmental Condition which occurs on the Premises during the Term.

      9.1.8  After notice to Tenant and a reasonable opportunity for Tenant to effect such compliance, Landlord may, but shall not be obligated to, enter upon the Premises (including subleased Premises) and take such actions and incur such costs and expenses to effect such compliance as it deems advisable to protect its interest in the Premises. However, Landlord shall not be obligated to give Tenant notice and an opportunity to effect compliance if (i) such delay might result in material adverse harm to Landlord, the Premises, the Building or the Project; (ii) Tenant has already had actual knowledge of the situation and a reasonable opportunity to effect compliance, or (iii) Landlord reasonably believes that an emergency exists. Landlord shall use good faith efforts to comply with Tenant's reasonable requirements with respect to security to the extent such requirements have been provided to Landlord in advance. Whether or not Tenant has actual knowledge of the release of Hazardous Materials on the Premises, the Building, or the Project as the result of Tenant's or Tenant Parties' use of the Premises, the Building or the Project, Tenant shall reimburse Landlord for all reasonable costs and expenses incurred by Landlord relating to such Hazardous Materials or in connection with such compliance activities. Tenant shall notify Landlord immediately of any release of any Hazardous Materials on the Premises in violation of any Environmental Law of which Tenant is aware.

      9.1.9  Tenant agrees to indemnify, defend and hold harmless Landlord against any and all losses, liabilities, suits, obligations, fines, damages (including diminution in the value of the Premises or Building, loss or restrictions on use of space in the Building or Project, and sums paid in settlement of claims), judgments, penalties, claims, charges, cleanup costs, remedial actions, costs and expenses (including, without limitation, attorneys' and other professional fees and disbursements) that may be imposed on, incurred or paid by, or asserted against Landlord, the Premises, the Building, or the Project by reason of, or in connection with (i) any misrepresentation, breach of warranty or other default by Tenant or any Tenant Party under this Section, or (ii) the acts or omissions of Tenant or any Tenant Party resulting in the release of any Hazardous Materials. All of Tenant's obligations and liabilities under this Section shall survive expiration or other termination of this Lease and shall be separately enforceable by Landlord. This indemnification is intended to constitute an indemnity agreement within the meaning of Section 9607(e)(i) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9607(e)(i)). Neither the written consent by Landlord to the presence of Hazardous Materials on, under or about the Premises, nor the strict compliance by Tenant with all Environmental Laws, shall excuse Tenant from Tenant's obligation of indemnification pursuant thereto.

      9.1.10  Landlord shall provide Tenant with exterior space for an enclosed Hazardous Materials waste storage area (the "Hazardous Materials Storage Area") in a location mutually acceptable to Landlord and Tenant near the Generator (as defined below), which may be used by Tenant for storage of Hazardous Materials pending pickup of such waste for disposal. Tenant shall be responsible for obtaining and keeping in force, at its cost, all required permits or licenses with respect to Tenant's materials in the Hazardous Materials Storage Area. Tenant shall be responsible for the pick up and proper disposal of all materials placed in the Hazardous Materials Storage Area by Tenant, at Tenant's sole cost and expense. The Hazardous Materials Storage Area will be about the size of 2 parking spaces and will mostly be used for flammable solvents. It will be self-contained and installed, operated and maintained in compliance with best industry practice and all applicable regulations.

      9.1.11  Upon expiration or early termination of this Lease, Tenant shall at its sole cost and expense undertake and complete a thorough wash and decontamination of those portions of the Premises (including the Hazardous Materials Storage Area) that have or may have been exposed to Hazardous Materials, including but not limited to scrubbing of all surfaces, equipment, cabinets, fixtures and flume hood external surfaces in the Premises, in order to remove all residues of

  Hazardous Materials (including chemicals and biological material). Upon completion of such wash and decontamination, Tenant shall cause, at its sole cost and expense, a reputable environmental engineering company to perform an environmental inspection of the Premises and prepare a written report for delivery to Landlord and Tenant no later than 30 days after Lease expiration or early termination, certifying that the Premises are free from all Hazardous Materials.

      9.1.12  At its option, Landlord may once in each Lease year, and more frequently if Landlord has reasonable cause to believe that a violation of Environmental Law or this Section 9 is occurring, monitor Tenant's and Tenant Parties' compliance with the requirements set forth in this Section, including without limitation obtaining an environmental assessment of the Premises from a qualified environmental engineering company of Landlord's selection which has demonstrated industry related experience, the cost of which shall be paid by Landlord unless such assessment shows a material failure by Tenant or Tenant Parties to comply with the requirements of this Section, in which case the cost shall be paid by Tenant. Any such environmental assessment shall be performed at a reasonable time mutually acceptable to Landlord and Tenant (and coordinated with Tenant Parties). Landlord shall provide a copy of any written assessment to Tenant and, Tenant shall comply (and cause Tenant Parties to comply), at Tenant's cost and expense (provided that Tenant may seek to have Tenant Parties bear costs so long as the work is done), with any industry-standard recommendations contained in any such environmental assessment that Landlord may reasonably require including without limitation, any recommended precautions which should be taken with respect to Tenant's or Tenant Parties' activities on the Premises.

      9.1.13  Promptly after learning thereof, Landlord shall notify Tenant of any Environmental Condition on the Project or any release of Hazardous Materials within the Project caused by Landlord or any occupant of the Building or Project other than the Tenant. Landlord obtained environmental inspections of the Land prior to purchasing it and the reports did not disclose any Hazardous Materials. In addition, Landlord warrants that to the best of its knowledge, none of the construction materials for the completion of the shell and core contained or will contain asbestos or other Hazardous Materials. Landlord agrees to indemnify, defend and hold harmless Tenant against any and all losses, liabilities, suits, obligations, fines, damages, judgments, penalties, claims, charges, cleanup costs, remedial actions, costs and expenses (including, without limitation, attorneys' and other professional fees and disbursements, but excluding consequential damages such as lost profits) that may be imposed on, incurred or paid by, or asserted against Tenant by reason of, or in connection with (i) any misrepresentation, breach of warranty or other default by Landlord under this Section, or (ii) any Hazardous Materials in, on or around the Project at the time Tenant takes possession of the Premises. All of Landlord's obligations and liabilities under this Section shall survive expiration or other termination of this Lease and shall be separately enforceable by Tenant.

10.  ALTERATIONS

    10.1.  Procedures. Except for installation of Tenant Improvements pursuant to Exhibit C, Tenant shall not make any alterations in the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld for alterations not affecting building systems or building structure if Tenant agrees, at its cost, to remove the alterations and repair any damage caused thereby at the end of the Term at Landlord's request. Tenant acknowledges that the amount of laboratory space in the initial Tenant Improvements is unusual, and agrees that Landlord may consider the effect on releasing the Premises of construction of additional laboratory or specialty use space after completion of both phases of the initial build out, and may condition consent to any such additional specialty space on the posting of a bond or increase in the Security Deposit to cover the restoration of such space. Notwithstanding the above, Landlord's consent shall not be required, but Tenant shall notify Landlord at least 30 days in advance for alterations not affecting building systems or building structure and costing less than $10,000 per alteration, or $25,000 aggregate per year. At the time of requesting Landlord's consent to alterations (or at the time of notice if Landlord's consent is not required), Tenant may request that Landlord elect whether to require Tenant to remove such improvement or alteration upon expiration or termination of this Lease, and Landlord shall make such election at the time of granting consent or within 15 days of the request if consent is not required. If Landlord fails to make such election, Landlord shall be deemed to have elected to have Tenant remove the improvement or alteration. All alterations shall be made at Tenant's sole cost and expense and any contractor or person selected by Tenant to make alterations must first be approved in writing by Landlord, which approval shall not be unreasonably withheld so long as the contractor and all subcontractors are signatory and in good standing with local unions (Landlord will work with Tenant to identify qualifying contractors and subcontractors and shall only grant an exemption to this requirement if no qualified contractor or subcontractor is available after diligent research). All alterations shall be made in a good and workmanlike manner and in compliance with all governmental requirements. Tenant shall indemnify and defend Landlord from all injury, loss, claims or damage to any person or property in connection with Tenant's alterations. Tenant shall repair any damage and perform any necessary clean-up arising in connection with alterations. Tenant shall not use any portion of the common areas in connection with an alteration without the prior written consent of Landlord. All alterations shall, upon expiration or sooner termination of this Lease, become Landlord's property, unless Landlord requires that they be removed. If Tenant fails to remove any alterations which Landlord requires to be removed, they will be deemed to be abandoned by Tenant and Landlord may remove them at Tenant's expense.

    10.2.  Mechanic's Liens. Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord in the Premises or the Project or to burden the rent payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs, and each such claim shall affect and each such lien shall attach to, if at all, only the leasehold interest granted to Tenant by this instrument. Tenant covenants and agrees that it will cause to be paid all sums payable by it for any labor performed or materials furnished in connection with any work performed on the Premises on which any lien is or can be validly and legally asserted against its leasehold interest in the Premises or the improvements thereon and that it will indemnify Landlord and hold Landlord harmless from any loss, damage or expense arising out of asserted claims or liens against the interest of the Landlord in the Premises or this Lease. The foregoing shall not prevent Tenant from contesting in good faith any lien imposed provided that Tenant provides a bond or takes other measures sufficient to cause Landlord's title insurance company to remove the lien from title.

11.  DAMAGE OR DESTRUCTION

    If the Premises or the Building is damaged by fire, vandalism, malicious mischief or any other occurrence, unless this Lease shall be terminated as hereinafter provided, Landlord shall diligently proceed to repair or restore the basic Building Shell and all improvements required to be or actually insured by Landlord to the condition in which they existed immediately prior to such destruction or damage, to the extent of the available insurance proceeds plus deductibles (or, if Landlord fails to maintain insurance then to the extent that insurance plus deductibles would have been available had Landlord maintained the required insurance), and subject to delays which may arise by reason of adjustment of loss under insurance policies and delays beyond the reasonable control of Landlord. Tenant shall fully and completely repair or replace any damage to improvements installed by Tenant and any damage to trade fixtures, furniture or equipment. If the Premises are rendered entirely or partially untenantable, the Base Rent shall be reduced by the percentage equal to the percentage of the area of the Premises which is rendered unusable until the Landlord's repairs are completed unless the damage resulted from the actions or omissions of Tenant, Tenant's employees or agents, in which case there shall be no such abatement. If the damage to the Premises or the Building is so extensive that

Landlord reasonably estimates that it cannot be repaired within 270 days of the date of damage, Landlord shall so notify Tenant and either party may terminate this Lease within fifteen (15) days after the giving of such notice (provided that if the damage is due to the activities of Tenant, Tenant shall not be entitled to terminate unless the damage cannot be repaired within 360 days of the date of the damage). In the event of such termination Base Rent and other charges shall be adjusted to the date of such damage and Tenant shall thereupon promptly vacate the Premises, the Lease shall terminate and neither party shall have any liability to the other under this Lease for any obligations arising after the termination.

12.  INDEMNIFICATION AND RELEASE

    12.1.  Indemnity. Tenant shall indemnify and defend (using legal counsel reasonably acceptable to Landlord) Landlord and its mortgagees, agents, and employees from any claims, expenses (including attorneys' fees) or damages (excluding consequential damages unless caused by Tenant's release of Hazardous Materials) to the extent arising in connection with the occupancy or use of the Premises by Tenant, its agents, customers, or employees (including, without limitation, any work undertaken or contracted for by Tenant), provided that this indemnity shall not apply to claims for physical damage to persons or property to the extent caused by Landlord's gross negligence or willful misconduct. Landlord shall indemnify and defend (using counsel reasonably acceptable to Tenant), its agents and employees from any claims, expenses (including attorneys' fees) for physical damage to persons or property (but excluding consequential damages such as lost profits) to the extent caused by the gross negligence or willful misconduct of Landlord. The provisions of this Section 12 shall survive expiration or termination of this Lease and shall include, but not be limited to, all claims against either party by any employee or former employee of the indemnifying party, and each party agrees that the provisions of any employee injury insurance act, including Title 51 of the Revised Code of Washington, or any other employee benefit act shall not operate to release the indemnifying party from its obligations under this Section 12.

    12.2.  Waivers of Subrogation. Notwithstanding any other provision of this Lease, it is the intention of the parties that each of them shall insure its real and personal property and interests therein, including economic interests, as and to the extent it sees fit. Each of Landlord and Tenant, on behalf of its insurers, waives and releases any right of subrogation for damage to that party's real or personal property located anywhere in, on or about the Project, provided that in the event Landlord maintains environmental insurance for which Tenant is not charged, there shall be no release or waiver of subrogation relating to such insurance and Tenant's indemnities, pursuant to Section 9 shall be primary to and not released by virtue of environmental insurance for which Tenant is not charged.

    12.3.  Limitation on Indemnity. In compliance with RCW 4.24.115 as in effect on the date of this Lease, all provisions of this Lease pursuant to which Landlord or Tenant (the "Indemnitor") agrees to indemnify the other (the "Indemnitee") against liability for damages arising out of bodily injury to Persons or damage to property relative to the construction, alteration, repair, addition to, subtraction from, improvement to, or maintenance of, any building, road, or other structure, project, development, or improvement attached to real estate, including the Premises, (i) shall not apply to damages caused by or resulting from the sole negligence of the Indemnitee, its agents or employees, and (ii) to the extent caused by or resulting from the concurrent negligence of (a) the Indemnitee or the Indemnitee's agents or employees, and (b) the Indemnitor or the Indemnitor's agents or employees, shall apply only to the extent of the Indemnitor's negligence; PROVIDED, HOWEVER, the limitations on indemnity set forth in this Section shall automatically and without further act by either Landlord or Tenant be deemed amended so as to remove any of the restrictions contained in this Section no longer required by then applicable law.

    12.4.  Definitions. As used in any Section in connection with establishing indemnity or release of Landlord, "Landlord" shall include Landlord, its partners, officers, agents, employees and contractors, and "Tenant" shall include Tenant and any person or entity claiming through Tenant.

13.  EMINENT DOMAIN

    To the best of Landlord's knowledge as of the date of this Lease, there are no current or pending actions to condemn any portion of the Project, nor any current or pending governmental eminent domain claims that would affect the Project. If the entire Project is condemned or taken for any public or quasi-public purpose, including any purchase in lieu of condemnation, this Lease shall terminate as of the date of taking of possession for such use or purpose. If a portion of the Project is condemned or taken, (whether or not the Premises be affected), Landlord may, by notice to Tenant, terminate this Lease as of the date of the taking of possession for such purpose. If Landlord does not terminate this Lease, and if the taking results in a reduction in the occupiable square footage of the Premises, then the Base Rent shall be reduced pro-rata, and Landlord shall repair the remaining part of the Premises to substantially its former condition to the extent reasonably feasible, provided that if the condemnation causes the Premises to be unusable for Tenant's Permitted Use, Tenant may terminate this Lease by giving notice within ten (10) days after notification by Landlord of the intended extent of the taking, such termination to be effective on the date of the Taking. Landlord shall be entitled to the entire award in any condemnation proceeding, including any award for the value of any unexpired term of this Lease, and shall have the exclusive authority to settle the condemnation proceeding, and the exclusive discretion to grant "possession and use" to the condemning authority, and Tenant shall have no claim against Landlord or against the proceeds of the condemnation except that Tenant shall have the right to bring a separate action to recover compensation for Tenant's moving expenses.

14.  ASSIGNMENT AND SUBLETTING

    14.1.  Assignment or Sublease. Tenant shall not assign this Lease or sublet the whole or any part of the Premises (any of which events being a "Transfer" and any assignee or sublessee being a "Transferee") without Landlord's prior written consent which shall not be unreasonably withheld provided the Transferee meets all of the requirements in Section 14.7. To assist Landlord in determining whether to consent to a Transfer, Tenant shall submit the following to Landlord, as well as any other information reasonably requested by Landlord, (i) the name and legal entity of the Transferee; (ii) a description of the proposed use of the Premises by the Transferee; (iii) the terms of the proposed Transfer; (iv) past three years plus current financial statements and the most recent filed federal income tax return of the proposed Transferee; and (v) the proposed Transfer documents. The parties agree that the 3 years of financial statements is not a mandatory requirement but is only a factor that the Landlord may reasonably consider when deciding whether to consent to a proposed sublease or assignment and provided further that such factor shall not be considered at all with respect to initial subleasing of the Secondary Space (as defined in Exhibit C). No Transfer shall affect the liability of Tenant under this Lease, and Tenant and its Transferee shall continue to remain liable to Landlord for performance of Tenant's and its Transferee's obligations under this Lease. Consent to any Transfer shall not operate as a waiver of the necessity of a consent to any subsequent Transfer. Any bankruptcy filing by or against Tenant shall void all of Tenant's rights to assign this Lease or sublet the Premises.

    14.2.  Entity Ownership. The cumulative transfer of an aggregate of 50% or more of the voting interests in Tenant (stock in a corporation, partnership interests in a partnership, or ownership interests in a limited liability company), including by creation or issuance of new ownership interests of an entity which is (i) Tenant; (ii) an assignee of Tenant; or (iii) an entity which is a general partner in a general or limited partnership which is Tenant or assignee of this Lease (except as the result of transfers by gift or inheritance) shall be deemed a Transfer of this Lease. No such assignment shall release Tenant from its obligations hereunder.

    14.3.  Assignee Obligation. Any assignee shall assume all obligations of Tenant and shall be jointly and severally liable with Tenant for the payment of Base Rent, additional rent and all other charges and performance of all of Tenant's obligations under this Lease. Any sublessee shall assume all obligations of Tenant to the extent they relate to the subleased premises. Tenant shall provide Landlord duplicate originals of all instruments of assignment, sublease or assumption. If the Transferee defaults, Landlord may, without affecting any other rights of Landlord, proceed against Tenant or any Transferee or any other person liable for Tenant's obligations hereunder.

    14.4.  Fees. Any request for consent to a Transfer shall be accompanied by payment of a non-refundable fee of $1,500 to compensate Landlord for the administrative burden of processing the request. In addition, Tenant shall reimburse Landlord for any out-of-pocket costs incurred by Landlord in connection with the request.

    14.5.  Assignment to Affiliate; Going Public. Tenant shall not be required to obtain Landlord's consent to assign the Lease to (i) a company wholly owned by Tenant or (ii) a company under common control with Tenant or (iii) a company that acquires Tenant or into which Tenant is merged so long as the net worth of the resulting company is equal to or greater than the greater of the net worth of Tenant at the time of full execution of this Lease or the net worth of Tenant immediately prior to the merger, but in all such events Tenant will provide to Landlord (i) the name and legal entity of the Transferee; (ii) a description of the proposed use of the Premises by the Transferee; (iii) a summary of the terms of the proposed Transfer; (iv) past three years plus current financial statements, if available, and the most recent filed federal income tax return of the proposed Transferee; and (v) a summary of the proposed Transfer documents all prior to the effective date of the assignment. No such assignment shall release Tenant from its obligations hereunder. Notwithstanding any other provision of this Lease, a public offering, sale or transfer of equity in the Tenant entity, whether characterized as common or preferred stock or any other ownership interest conducted in accordance with the Securities Act of 1933, as amended, shall not require Landlord's consent pursuant to this Section (but Tenant shall notify Landlord of such event not less than 10 days prior to its occurrence). No such assignment shall release Tenant from its obligations hereunder except in the case of a merger or acquisition in which Tenant is not the surviving entity. Sections 14.1, 14.4, 14.6, 14.7 and 14.8 shall not apply to transfers permitted under this Section 14.5 where Landlord's consent is not required.

    14.6.  Assignment/Subletting Income. Seventy-five percent of any amounts payable by an assignee to Tenant which exceed the Rent payable by Tenant hereunder, whether in the form of assignment fees or increased Base Rent or otherwise, shall be immediately paid on to Landlord as additional rent; provided that Tenant shall be permitted to deduct amortization of Tenant's out of pocket costs for the assignment, spread over the remaining lease term. Seventy-five percent of any amounts payable by a sublessee which exceed, on a per square foot basis, the rent due from Tenant hereunder shall be immediately paid on to Landlord; provided that Tenant shall be permitted to deduct amortization of Tenant's reasonably supported out of pocket costs for the sublease, amortized over the sublease term. This Section 14.6 shall not apply to transfers pursuant to Section 14.5.

    14.7.  Transfer Standards. All of the following requirements must be met before Landlord will be required to not unreasonably withhold its consent to a Transfer:

      14.7.1. Transferee's uses (i) are consistent with the permitted uses in Section 1.6 and compatible with the other uses in the Building and with operation of a first class office building and do not create any increased risk of Hazardous Material contamination or increased cost to Landlord of monitoring or handling same; (ii) do not increase the risk of damage or wear and tear on the Building; (iii) do not require increased utility service or increased services from Landlord or changes in the Premises (iv) do not increase the insurance costs of the Landlord.

      14.7.2.  Either (i) the financial resources of Tenant have not significantly declined since the date of this Lease, or (ii) Transferee's financial status and creditworthiness is comparable to other tenants of similar amounts of space in the Building.

    14.8.  Landlord's Recapture Right. In lieu of granting consent to any proposed Transfer (except a transfer pursuant to Section 14.5 or a sublease for less than five (5) years where the total area then under sublease by Tenant is less than 25,000 rentable square feet), Landlord reserves the right to terminate this Lease or, in the case of subletting of less than all the Premises, to terminate this Lease with respect to such portion of the Premises, as of the proposed effective date of such Transfer, in which event Landlord may enter into the relationship of landlord and tenant with any third party for that space.

15.  INSOLVENCY AND DEFAULT

    15.1.  Defaults. If: (i) Tenant fails to pay any installment of Base Rent or other charges hereunder when due, or (ii) Tenant fails to perform any other covenant, term, agreement or condition of this Lease, or (iii) a Financial Distress Default occurs, then, if the default is not cured within the cure periods set forth below, Landlord may, immediately or at any time thereafter, elect to terminate this Lease by notice, by lawful entry or otherwise, whereupon Landlord shall be entitled to recover possession of the Premises from Tenant and those claiming through or under Tenant. Tenant shall have 5 days after notice of monetary default to cure the default. Tenant shall have 20 days after notice of a non-monetary default to cure the default; provided that if the default cannot be cured within 20 days, then Tenant shall be granted such additional time to cure the default as is reasonably necessary if Tenant commences the cure within the 20-day period and diligently pursues the cure to completion. Termination of this Lease and any repossession shall be without prejudice to any remedies Landlord has for arrears of rent or for a prior breach of any of the provisions of this Lease.

    In case of such termination, Tenant shall indemnify Landlord against all costs and expenses including the amounts due under Section 15.2 and loss of rent. If Tenant fails to perform any of Tenant's covenants which Tenant has failed to perform at least twice previously in any 12-month period (although Tenant shall have cured any such previous breaches after notice from Landlord, and within the notice period), then Landlord may thereafter, without further notice, exercise any remedies permitted by this Section 15 or by law, including but not limited to termination of this Lease.

    15.2.  Expense Recovery. Items of expense for which Tenant shall indemnify Landlord shall include but not be limited to: (i) all costs and expenses incurred in collecting amounts due from Tenant under this Lease or obtaining Tenant's compliance with this Lease (including attorneys' fees); (ii) the unamortized portion of (a) leasing commissions paid in connection with this Lease, and (b) all costs incurred by Landlord to improve the Premises (such amortization to be based on a straight line basis over the initial Term with interest at 13%); and (iii) all Landlord's other costs proximately caused by the termination. The above sums shall be due and payable immediately upon notice from Landlord without regard to whether the cost or expense was incurred before or after the termination of this Lease. If proceedings are brought under the Bankruptcy Code, including proceedings brought by Landlord, which relate in any way to this Lease (in any of such cases a "Proceeding"), then Landlord shall be paid the costs incurred by Landlord in connection with the Proceedings.

    15.3.  Damages. Notwithstanding termination of this Lease and reentry by Landlord pursuant to Section 15.1, Landlord shall be entitled to recover from Tenant:

      15.3.1.  The worth at the time of an award (including interest at the rate set forth in Section 15.7), of any unpaid rent which had been earned by Landlord prior to the time of termination; plus

      15.3.2.  The worth at the time of an award (including interest at the rate set forth in Section 15.7), of the amount by which the unpaid rent which would have been earned after termination until the time of an award exceeds the amount of loss of rent that Tenant proves could have been reasonably avoided; plus

      15.3.3.  The worth at the time of an award of the amount by which the unpaid rent and additional rent for the balance of the term of this Lease (as extended, if at all prior to termination) exceeds the amount of such loss of rent and additional rent that Tenant proves could have been reasonably avoided (including interest at the rate set forth in Section 15.7 from the date of the award until paid). Such worth of the time of award shall be computed at the discount rate of the Federal Reserve Bank of San Francisco, or successor Federal Reserve Bank, on the date of termination; plus

      15.3.4.  Any other amount necessary to compensate Landlord for all the damage proximately caused by Tenant's failure to perform Tenant's obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including amounts due and payable pursuant to Section 15.2.

    15.4.  Non-Termination of Lease. No act of Landlord other than a written declaration of termination of Lease shall serve to terminate this Lease. If Landlord reenters the Premises pursuant to Section 15.1, and does not elect to terminate this Lease, Tenant shall indemnify Landlord for the loss of rent by a payment at the end of each month during the remaining Term representing the difference between the Base Rent, and other charges which would have been paid in accordance with this Lease and the rental actually derived from the Premises by Landlord for such month. Separate actions may be maintained by Landlord against Tenant from time to time to recover any damages which, at the commencement of any action, are then due and payable to Landlord under this Section 15 without waiting until the end of the Term of this Lease.

    15.5.  Reletting. If this Lease is terminated, Landlord may at any time, and from time to time, relet the Premises in whole or in part either in its own name or as agent of Tenant for any period equal to or greater or less than the remainder of the then-current Term. All rentals received by Landlord from such reletting shall be applied first to the payment of any amounts other than rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting and of alterations and repairs; third, to the payment of rent and additional rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future rent and additional rent as they become due hereunder. Upon a reletting of the Premises, Landlord shall not be required to pay Tenant any sums received by the Landlord in excess of amounts payable in accordance with this Lease.

    15.6.  Right of Landlord to Cure Defaults. If Tenant defaults under this Lease, Landlord may cure the default, at Tenant's expense, immediately and without notice in case of emergency threatening harm to persons or property, or in any other case only upon Tenant's failure to remedy such default within 20 days after Landlord notifies Tenant in writing of such default. Tenant shall reimburse Landlord for any costs of the cure with interest pursuant to Section 15.7. Landlord shall have the same rights and remedies as for the non-payment of sums due under this Section 15 as in the case of default by Tenant in the payment of rent or additional rent.

    15.7.  Unpaid Sums and Service Charge. Any amounts owing from Tenant to Landlord under this Lease shall bear interest at 18% per annum, calculated from the date due or expended until the date of payment. In addition, if any payment of rent, or other charges, is not paid within 10 days of its due date, Tenant shall pay a late charge equal to the greater of $150 or 10% of the overdue amount as liquidated damages for Landlord's extra expense and handling of such past due account.

    15.8.  Financial Distress.

      15.8.1.  Definition.  Each of the following shall be an "Event of Financial Distress" and shall represent a default under this Lease unless cured within the cure periods set forth below: (a) the making by Tenant of any general assignment or general arrangement for the benefit of creditors; the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt, or a petition for reorganization or arrangement under any law relating to bankruptcy; (b) the appointment of a trustee or a receiver to take possession of all or any part of Tenant's assets; or (c) the entry of any final or unbonded judgment against Tenant which is not covered by insurance proceeds or which exceeds $2,000,000. Tenant shall immediately notify Landlord upon the occurrence of any Event of Financial Distress. Tenant shall have 60 days to cure a default under clause (a) above by having the petition dismissed. Tenant shall have 30 days to cure a default under clause (b) above by having the trustee or receiver dismissed or otherwise regaining possession of Tenant's assets. Tenant shall have 30 days to cure a default under clause (c) above by having the judgment discharged or satisfied. If the particular Event of Financial Distress is not eliminated within the time periods provided above, then the provisions of Section 15.8.2 shall apply.

      15.8.2.  Filing of Petition.  If a petition ("Petition") is filed by or against Tenant (as either debtor or debtor-in-possession) under Title 11 of the United States Code (the "Bankruptcy Code") and same is not dismissed within 60 days thereafter:

        (a)   Adequate protection for Tenant's Lease obligations accruing after filing of the Petition shall be provided within 15 days after filing in the form of a deposit equal to one month's Base Rent and Additional Rent (in addition to the security deposit), to be held by the court or an escrow agent approved by Landlord and the court.

        (b)   All amounts payable by Tenant to Landlord under this Lease represent reasonable compensation for the occupancy of the Premises by Tenant.

        (c)   Tenant or Trustee shall give Landlord at least 30 days written notice of any abandonment of the Premises or proceeding relating to administrative claims. If Tenant abandons without notice, Tenant or Trustee shall stipulate to entry of an order for relief from stay to permit Landlord to reenter and relet the Premises.

        (d)   If Tenant was in default under the Lease before the filing of the Petition, whether or not Landlord has given Tenant written notice of that default and whether or not any cure period expired before filing the Petition, Tenant shall be deemed to have been in default on the date the Petition was filed for all purposes under the Bankruptcy Code.

        (e)   For purposes of Section 365(b)(1) of the Bankruptcy Code, prompt cure of defaults shall mean cure within 30 days after assumption and shall include cure of any defaults under any other agreements between Landlord and Tenant.

         (f)   For the purposes of Section 365(b)(1) the Bankruptcy Code, adequate assurance of future performance of this Lease by Tenant, Trustee or any proposed assignee of the Lease will require that Tenant, Trustee or the proposed assignee deposit 2 months of Base Rent and Additional Rent payments into an escrow fund (to be held by the court or an escrow agent approved by Landlord and the court) as security for such future performance. In addition, if the Lease is to be assigned, adequate assurance of future performance by the proposed assignee shall require that: (i) the assignee have a tangible net worth not less than $1,000,000 or that such assignee's performance be unconditionally guaranteed by a person or entity that has a tangible net worth not less than the above amount; (ii) assignee assume in writing all of Tenant's obligations under the Lease.

        (g)   If Tenant or Trustee intends to assume and/or assign the Lease, Tenant or Trustee shall provide Landlord with 30 days written notice of the proposed action, separate from and in addition to any notice provided to all creditors. Notice of a proposed assignment and assumption shall state the assurance of prompt cure, compensation for loss and assurance of future performance to be provided to Landlord. Notice of a proposed sale shall state: (i) the name, address, and federal tax identification numbers and registration numbers of the proposed assignee; (ii) all of the terms and conditions of the proposed assignment, and (iii) the assignee's proposed adequate assurance of future performance to be provided to Landlord.

16.  QUIET ENJOYMENT

    Landlord covenants that upon Tenant's paying Base Rent, Additional Rent, and all other charges due hereunder and performing all obligations of this Lease on its part to be performed, Tenant's occupancy shall not be interrupted by those claiming under Landlord, subject, however, to the terms and conditions of this Lease.

17.  LIABILITY

    17.1.  Landlord's Liability. The liability of Landlord to Tenant shall be limited to the interest of Landlord in the Project and the rents and proceeds (including current and future rents and insurance proceeds) thereof. Tenant agrees to look solely to Landlord's interest in the Project and the rents and proceeds (including current and future rents and insurance proceeds) thereof for the recovery of any judgment against Landlord, and Landlord and its partners shall not be personally liable for any such judgment or deficiency after execution thereon or matters related to this Lease. In addition, if Landlord sells or otherwise transfers the Project to a new owner, the transferring Landlord shall not thereafter be named or sought after in any matter related to the Project accruing from and after the date of such transfer. Upon transfer of ownership of the Project, Landlord's obligations under this Lease shall automatically transfer to the new owner.

    17.2.  Tenant's Business Interruption. Notwithstanding any other provision of this Lease, and to the fullest extent permitted by law, Tenant hereby agrees that Landlord shall not be liable for injury to Tenant's business or any loss of income therefrom, whether such injury or loss results from conditions arising upon the Premises or the Project, or from other sources or places including, without limitation, any interruption of services and utilities described in Section 7 or any casualty, condemnation, or from any cause whatsoever, including, date sensitive microprocessors, and regardless of whether the cause of such injury or loss or the means of repairing the same is inaccessible to Landlord or Tenant. Tenant may elect, at its sole cost and expense, to obtain business interruption insurance with respect to such potential injury or loss.

  SUBORDINATION AND ESTOPPEL

    18.1.  Subordination. Landlord warrants that there is no existing deed of trust on the Project. This Lease shall be subordinate to any financing now existing or hereafter placed upon any of the Project by Landlord, and to any and all advances to be made thereunder and to interest thereon and all modifications thereof (each, a "Mortgage") provided that so long as Tenant is not in default hereunder beyond any applicable cure period Tenant shall have continued enjoyment, possession, use and occupancy of the Premises and any and all rights under this Lease for the term of this Lease and any extensions thereof free from any disturbance or interruption by reason of any foreclosure of any such deed of trust, mortgage or the exercise of any remedies by the holder thereof. This subordination provision shall be self-operative but Landlord shall use reasonable efforts to obtain a nondisturbance agreement from any existing lender whose loan is senior to this Lease. Tenant shall execute and deliver any reasonable subordination agreement required by the holder of a Mortgage, but only if any such subordination agreement provides that so long as Tenant is not in default under this Lease, Tenant shall have the continued enjoyment of the Premises free from any disturbance or interruption by any holder of a Mortgage or any purchaser at a foreclosure or private sale of the Project and does not impose any additional obligations on Tenant or seek to modify this Lease in any manner.

    18.2.  Attornment. If Landlord's interest in the Premises is acquired by any ground lessor, beneficiary under a deed of trust, mortgagee, or purchaser at a foreclosure sale, Tenant shall attorn to the transferee of or successor to Landlord's interest in the Premises and recognize such transferee or successor as Landlord under this Lease; provided that Landlord's successor in interest or any person to whom Tenant is asked to attorn shall agree in a writing that, so long as Tenant is not in default hereunder, this Lease shall remain in full force and effect for the full term hereof (including any extensions, renewals or options). Tenant waives the protection of any statute or rule of law which gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Premises upon the transfer of Landlord's interest.

    18.3.  Estoppel Certificates. Tenant shall, within 15 days of demand, execute and deliver to Landlord a written statement certifying: (i) the commencement and the expiration date of the Term; (ii) the amount of Base Rent and the date to which it has been paid; (iii) that to the best of Tenant's knowledge this Lease is in full force and effect and has not been assigned or amended in any way (or specifying the date and terms of each agreement so affecting this Lease) and that no part of the Premises has been sublet (or to the extent such is not the case, a copy of any sublease); (iv) that to the best of Tenant's knowledge Landlord is not in default under this Lease (or if such is not the case, the extent and nature of such default); (v) on the date of such certification, to the best of Tenant's knowledge there are no existing defenses or claims which Tenant has against Landlord (or if such is not the case, the extent and nature of such defenses or claims); (vi) the amount of the Security Deposit held by Landlord; and (vii) any other fact or representation that a mortgagee or purchaser may reasonably request. It is intended that any such statement shall be binding upon Tenant and may be relied upon by a prospective purchaser or mortgagee. If Tenant fails to respond within 15 days of receipt of a written request by Landlord therefor, (a) Tenant shall be deemed to have given a certificate as above provided, without modification, and shall be conclusively deemed to have admitted the accuracy of any information supplied by Landlord on the form provided to Tenant for execution, and (b) if such failure to respond is not cured within three (3) days after a notice from Landlord that such estoppel certificate is overdue, Landlord may impose a fee of $100 per day for each day of delay in providing the statement by Tenant after the expiration of the three (3) day additional notice period.

19.  HOLDING OVER

    If Tenant fails to surrender possession of the Premises upon termination or expiration of this Lease, and if Tenant obtains Landlord's written consent to Tenant's continued occupancy, then Tenant's occupancy shall be deemed to be a month to month tenancy, with Base Rent due at a rate one and one half times the rate payable by Tenant hereunder during the calendar month immediately preceding such termination or expiration (the "Latest Rate") and Landlord may terminate such month to month tenancy upon 20 days notice to Tenant. If Tenant fails to surrender possession of the Premises upon termination or expiration of this Lease and if Tenant does not obtain Landlord's written consent to Tenant's continued occupancy, then Tenant shall be deemed a trespasser and shall be liable to Landlord for all damages sustained by Landlord as a result thereof, together with Base Rate at a rate double the Latest Rate.

20.  MISCELLANEOUS PROVISIONS

    20.1.  Heirs and Assigns. Subject to provisions hereof restricting transfers, all of the terms contained in this Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective heirs, executors, administrators, successors and assigns. If more than one person or entity executes this Lease as Tenant, the liability of each shall be deemed to be joint and several.

    20.2.  Non-Waiver. Failure of Landlord to insist, in any one or more instances, upon strict performance of any term of this Lease, or to exercise any option herein contained, shall not be construed as a waiver or a relinquishment for the future, of such term or option, but the same shall continue and remain in full force and effect. The receipt by Landlord of rent or other payments with knowledge of a breach of any of the terms of this Lease by Tenant shall not be deemed a waiver of such breach except to the extent of the payment. Landlord shall not be deemed to have waived any provision of this Lease unless expressed in writing and signed by Landlord. Tenant specifically acknowledges and agrees that, where Tenant has received a notice to cure default, no acceptance by Landlord of rent shall be deemed a waiver of such notice, and, including but without limitation, no acceptance by Landlord of partial rent shall be deemed to waive or cure any rent default. Landlord may, in its discretion, after receipt of partial payment of rent, refund same and continue any pending action to collect the full amount due, or may modify its demand to the unpaid portion. In either event the default shall be deemed uncured until the full amount is paid in good funds.

    20.3.  Brokers. Except as specified in Section 1, each party represents and warrants to the other that it has not engaged any broker, finder or other person entitled to any commission or fee in respect of the negotiation, execution or delivery of this Lease, and each party shall indemnify and defend the other against any claims for such commission arising out of agreements made or alleged to have been made by or on behalf of the first party, provided only that Landlord agrees to pay the brokers specified in Section 1 a commission pursuant to separate written agreement. Landlord and Tenant recognize that it is possible that they may hereafter make additional agreements regarding further extension or renewal of this Lease or a new lease or leases for all or one or more parts of the Premises or other space in the Project for a term or terms commencing after the Commencement Date of this Lease. Landlord and Tenant recognize that it is also possible that they may hereafter modify this Lease to add additional space or to substitute space as part of the Premises. If any such additional agreements, new leases or modifications to this Lease are made, or if Tenant exercises any options to extend this Lease, or if Tenant exercises any options to extend the lease term, Landlord shall not have any obligation to pay any compensation to any real estate broker engaged by Tenant or to any other third person engaged by Tenant to render services to Tenant in connection with negotiating such matters, regardless of whether under the circumstances such person is or is not regarded by the law as an agent of Landlord.

    20.4.  Entire Agreement. This Lease and the Exhibits thereto contains the entire agreement of the parties with respect to the subject matter hereof and no representations, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. No provisions of this Lease may be changed, waived, discharged or terminated orally, but only by instrument in writing executed by Landlord and Tenant concurrently with or subsequent to the date of this Lease.

    20.5.  Inability to Perform. If Landlord is unable to perform, or is delayed in performing, any of its obligation under this Lease, for reason of acts of God, accidents, breakage, repairs, maintenance, strikes, lockouts, other labor disputes, inability to obtain utilities or materials, or by any other reason beyond Landlord's reasonable control, then except as otherwise provided herein no such inability or delay by Landlord shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Base Rent or Additional Rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of the inconvenience, annoyance, interruption, injury or loss to or interference with Tenant's business or use and occupancy or quiet enjoyment of the Premises or any loss or damage occasioned thereby.

    20.6.  Severability. Any provision of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof and the remaining provisions hereof shall nevertheless remain in full force and effect.

    20.7.  Tenant's Audit Right. Tenant shall have the right to audit the current fiscal year's expense statement issued by or on behalf of Landlord by written notice given to Landlord within 60 days after receipt of that statement. Such audit shall be conducted in the offices of Landlord's property manager at the cost of Tenant. Tenant shall pay to the property manager its standard hourly rates for the time spent by the property manager's principals and employees in connection with Tenant's audit. Tenant shall keep all of the information disclosed in the course of such audit confidential (provided that it may be disclosed to its attorneys and financial advisors), and shall require all of its consultants to agree in writing directed to the Landlord to keep all such information confidential. Tenant agrees that such audits shall not be permitted to be conducted on a contingency fee basis. Should such audit uncover either an overage or a shortage of expenses charged to the Tenant greater than 3% for the year's period being audited, the correcting amount shall be paid to the counterparty within 30 days thereafter.

    20.8.  No Accord or Satisfaction. Payment by Tenant or receipt by Landlord of a lesser amount than the rent and other charges stipulated herein shall be deemed to be on account of the earliest stipulated rent or other charges. No endorsement or statement on any check or any letter accompanying any payment shall be deemed an accord and satisfaction, and Landlord's acceptance of such check or payment shall be without prejudice to Landlord's right to recover the balance of the amount due or pursue any other remedy to which it is entitled.

    20.9.  Notices. All notices under this Lease shall be in writing and sent by courier, by registered or certified mail, return receipt requested, or recognized overnight courier at the following addresses:

    Landlord:

      Rent:  Checks are to be made payable to Landlord's property manager, Trammel Crow Company and sent to:

    Trammell Crow Company
    ITF WCM 132-302, LLC
    Department 421
    P.O. Box 34935
    Seattle, WA 98124-1935

      Building Operations: Notices related to building operations are to be sent to:

    WCM 132-302, LLC
    c/o Trammell Crow Company
    900 Fourth Avenue, Suite 3300
    Seattle, Washington 98164

      For all other issues, notices are to be sent to:

    WCM 132-302, LLC
    c/o Barnes & Nelson Union Partners, LLC
    3245 146th Place SE, Suite 290
    Bellevue, WA 98007

    Tenant:

    Seattle Genetics Inc.
    Attn.: Tim Carroll, CFO
    21823 30th Avenue S.E., Suite 100
    Bothell, WA 98021

or such other single address as may hereafter be designated by either party in writing. Notices shall be deemed given if mailed by registered or certified mail 3 days after deposit in the U. S. Mail, postage prepaid and if sent by overnight courier, the date after deposit with the courier. If the intended recipient receives the notice at the address required by this Section 20.9 but refuses to accept it, the notice shall be deemed received on that day of rejection. Tenant hereby appoints as its agent to receive the service of all dispossessory or distraint proceedings and notices thereunder the person in charge of or occupying the Premises at the time, and, if no person shall be in charge of occupying the same, then such service may be made by attaching the same to the entrance of the Premises.

    20.10.  Waiver of Self-Help. Tenant waives any statutory or common law right to self-help, including any right to make repairs to the Building or common areas.

    20.11.  Tax on Rent. The rent herein is exclusive of any sales, gross receipts or other tax based on rents, or tax on Tenant's property or tax upon or measured by the number of employees of Tenant, or any similar tax or charge. If any such tax or charge be hereinafter enacted and imposed upon Landlord, Tenant shall pay Landlord the amount thereof concurrently with each monthly rent payment. If it shall not be lawful for Tenant to reimburse Landlord, the monthly rent payable to Landlord under this Lease shall be revised to net Landlord the same net rental after imposition of any such tax or charge upon Landlord as would have been payable to Landlord prior to the imposition of such tax or charge. Tenant shall not be liable to reimburse Landlord for any federal income tax or other income tax of a general nature applicable to Landlord's income.

    20.12.  Right to Change Public Spaces. Landlord reserves the right at any time, without thereby creating an actual or constructive eviction or incurring any liability to Tenant, to change the arrangement or location of public areas of the Project not contained within the Premises or any part thereof, including entrances, passageways, parking lots and other public service portions of the Project, provided that Tenant's access to and use of the Premises shall not be materially adversely affected thereby.

    20.13.  Consent. Notwithstanding anything contained in this Lease to the contrary, Tenant shall have no claim, and hereby waives the right to any claim against Landlord for money damages by reason of any refusal, withholding or delaying by Landlord of any consent, approval or statement of satisfaction, and in such event, Tenant's only remedies therefore shall be an action for specific performance, injunction or declaratory judgment, to enforce any right to such consent.

    20.14.  Financial Statements. Upon request by Landlord, Tenant shall provide to Landlord copies of Tenant's most recent financial statements and tax returns (which financial statements may be supplied by reference to the electronic location from which they may be downloaded without charge if so published). Any non-public information gained from such financial statements or inspections furnished to or conducted by or on behalf of Landlord shall be confidential and shall not be disclosed other than to carry out the purposes hereof; provided, however, Landlord shall be permitted to divulge the contents of any such statements in connection with financing arrangements or assignments of Landlord's interest in the Premises or in conjunction with any administrative or judicial proceeding in which Landlord is involved and where Landlord is required to divulge such information.

    20.15.  Costs and Attorneys' Fees. In the event of litigation between the parties hereto, declaratory or otherwise to enforce this Lease, the non-prevailing party shall pay the costs thereof and attorneys' fees actually incurred by the prevailing party, in such suit, at trial and on appeal. In addition, if Landlord engages counsel to enforce the terms of this Lease, including without limitation, for the purpose of preparing a delinquency notice, Tenant shall be required to reimburse Landlord for all costs incurred before the subject default is considered cured.

    20.16.  No Reservation or Option. The submission of this Lease for examination, or for execution by Tenant, does not constitute a reservation or option to lease the Premises and this Lease becomes effective as a lease only upon execution and delivery thereof by Landlord and Tenant.

    20.17.  Prior Understandings. Tenant acknowledges that neither Landlord nor anyone representing Landlord has made statements of any kind whatsoever on which Tenant has relied in entering into this Lease including, without limitation, statements to the effect that any number of Tenants or any specific Tenant or Tenants will operate in the Building during the Lease Term. Tenant further acknowledges that Tenant has relied solely on its independent investigation and its own business judgment in entering into this Lease. Landlord and Tenant agree that: this Lease supersedes all prior and contemporaneous understandings and agreement; the provisions of this Lease are intended by them as the final expression of their agreement; this Lease constitutes the complete and exclusive statement of its terms; and no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Lease. No provision of this Lease may be amended except by an agreement in writing signed by the parties hereto or their respective successors in interest, whether or not such amendment is supported by new consideration.

    20.18.  Authority. If Tenant is a corporation, each individual executing this Lease on behalf of said corporation represents and warrants that he/she is duly authorized to execute and deliver this Lease on behalf of said corporation. Prior to, and as a condition of any draw by Tenant on the Allowance, Tenant shall deliver to Landlord a certified copy of a resolution of the Board of Directors of said corporation ratifying the execution of this Lease. If Tenant is a partnership, each individual executing this Lease on behalf of said partnership represents and warrants that he/she is duly authorized to execute and deliver this Lease on behalf of said partnership and that this Lease is binding upon said partnership in accordance with its terms, and concurrently with execution of this Lease, Tenant shall deliver to Landlord such evidence of authorization as Landlord may require. If Tenant is a marital community, or a member of a marital community, both members of the marital community shall execute this Lease. Where Tenant is comprised of more than one person or entity, all covenants, agreements and obligations of Tenant hereunder shall be the joint and several covenants, agreements and obligations of each person or entity comprising Tenant. Landlord represents and warrants to Tenant that as of the date hereof, Landlord (and the person executing this Lease on behalf of Landlord) is authorized to execute this lease and Landlord owns and holds fee title in and to the Project.

    20.19.  [intentionally omitted]

    20.20.  Force Majeure. Time periods for Landlord's or Tenant's performance under any provisions of this Lease (except for the payment of money) shall be extended for periods of time during which the non-performing party's performance is prevented due to circumstances beyond the party's control, including, without limitation, strikes, embargoes, governmental regulations, inclement weather and other acts of God, war or other strife.

    20.21.  Landlord Acting Through Agent. Any action permitted or required of Landlord under this Lease may, at Landlord's election, be performed by Landlord's property manager on Landlord's behalf.

    20.22.  Utility Deregulation. Tenant acknowledges that Landlord shall have sole control over the determination of what utility providers serve the Project, and Landlord shall have no obligation to give access or easement rights or otherwise allow onto the Project any utility providers except those approved by Landlord in its discretion. If, for any reason, Landlord permits Tenant to purchase utility services from a provider other than Landlord's designated company(ies), such provider shall be considered a contractor of Tenant and Tenant shall indemnify defend and hold Landlord harmless from such provider's acts and omissions while in, or in connection with their services to, the Building or Project in accordance with the terms and conditions of Section 12.1. In addition, Tenant shall allow Landlord to purchase such utility service from Tenant's provider at Tenant's rate or at such lower rate as can be negotiated by the aggregation of Landlord's tenants' requirements for such utility.

    20.23.  Clean Air Act. Tenant acknowledges that Landlord has not made any portion of the Premises or the Building accessible for smoking in compliance with WAC 296-62-12000 and that no smoking is permitted in the Building.

    20.24.  Landlord Knowledge. When the term "Landlord's knowledge" is used in this Lease, it shall mean the specific knowledge of Michael S. Barnes of Barnes and Nelson Union Partners LLC.

    20.25  Choice of Law and Venue. This Lease shall be governed by Washington law and the parties agree that venue shall lie in King County, Washington.

    20.26  Restriction on Leasing. Landlord shall not enter into any lease or occupancy agreement with a party other than Tenant or Tenant's successor in interest with respect to any premises located in the Project that permits another party to use any portion of the Project for lifescience or biotechnology purposes without Tenant's prior written consent which shall not be unreasonably withheld unless Tenant can show that the proposed is likely to limit or cross-contaminate Tenant's operations.

    20.27  Sales Tax Deferral. Portions of construction of the Tenant Improvements may be eligible for deferral of state and local sales and use taxes pursuant to RCW Chapter 82.63 and WAC 458-20-24003 because Tenant will use the Premises for high technology research and development. Promptly following execution of this Lease, and at the expense of the Tenant, Landlord and Tenant shall prepare and shall cooperate in processing an application with the Washington State Department of Revenue for a deferral of state and local sales and use taxes with respect to the Tenant Improvements. Landlord and Tenant shall cooperate to prepare, at Tenant's expense, and each shall execute any certificates or other documents required by the Department of Revenue to maintain the tax deferral. In that the sales tax deferral will flow directly through to Tenant in Tenant's ability to purchase more with the $125 per square foot Allowance (and with any money in excess of that amount that Tenant contributes), Tenant will obtain the economic benefit of the sales tax deferral. Tenant acknowledges that all or a portion of the deferred taxes may be required to be paid if the use of the Premises ceases to qualify for the tax deferral. In the event the state and local sales and use taxes are deferred, and if for any reason, any part of the taxes so deferred is subsequently required to be paid, then Tenant shall promptly pay (if assessed against Tenant) and/or reimburse Landlord (if assessed against Landlord) for the total amount of taxes that is required to be paid, together with any penalties, interest or other charges that are or become due in connection with such taxes. Tenant shall indemnify, defend and hold harmless Landlord from any and all costs, expenses and claims arising out of or related to any deferral of state and local sales and use taxes for the Tenant Improvements.

21.  GENERATOR

    The Premises shall include an electrical generator pad pursuant to the additional terms outlined on Exhibit L hereto (the "Generator Pad"). The Generator Pad shall be constructed by Tenant in accordance with plans approved in advance by Landlord, which plans shall include fencing and such curbing as is necessary to contain any fuel spill. Tenant may install on the Generator Pad a backup generator and fuel tank (collectively the "Generator"), the make, model and design of which shall be subject to Landlord's prior approval, which shall not be unreasonably withheld. The design and operation of the Generator and Generator Pad shall be such as to avoid material interference with other tenants (whether due to vibration, noise, fumes, or otherwise) resulting from operation of the Generator. The Generator shall be used only for periodic testing and in the event Tenant's primary electrical service is involuntarily interrupted. All testing shall take place at times reasonably selected to minimize interference with other tenants. The Generator shall be used only for backup power, and may not be used as a primary power source, nor may it be used by any occupant of any other premises. The Generator Pad and the Generator shall be subject to all terms and conditions of the Lease, including but not limited to Sections 6, 9 and 12, provided only that the square footage of the Generator Pad shall not be utilized in calculating the Premises Rentable Square Footage for the purpose of calculating

Base Rent or allocating Common Expenses between the Premises and any larger parcel. All costs of maintenance, repairs, upgrades, licenses or other expenses arising directly or proximately from the Generator shall be borne by Tenant. Upon expiration or earlier termination of this Lease, Tenant shall remove all improvements and equipment from the Generator Pad and shall provide such studies or other information as is necessary to demonstrate to Landlord's reasonable satisfaction that there has been no environmental contamination on the Generator Pad as a result of the storage and operation of the generator and fuel tank thereon. At the election of Landlord, Tenant shall further remove the Generator Pad itself and shall restore the area to a clean, paved condition, Failure of Tenant to remove all improvements and equipment from the Generator Pad and restore same to the extent directed by Landlord shall be deemed a holdover of the entire Premises until such removal is complete.

22.  ROOFTOP ANTENNA AND HVAC

    Landlord shall permit Tenant to install and maintain at Tenant's sole expense a satellite dish and related equipment ("Antenna") on the roof of the Building in a location mutually acceptable to Landlord and Tenant and subject to strict compliance with all applicable governmental laws and regulations. Tenant shall at all times own the Antenna. Landlord makes no warranties or representations to Tenant as to the permissibility of an Antenna on the Building under applicable rules, laws and regulations. Tenant shall be permitted to erect and maintain the Antenna for a term which will expire on the expiration or earlier termination of this Lease. Tenant shall be required to obtain all governmental permits, consents or authorizations necessary for the erection and operation of the Antenna. If installation of the Antenna requires any roof penetrations, Tenant shall use a contractor approved by Landlord and shall cause such work to be done in a manner that will preserve any roof warranty held by Landlord.

    Landlord shall further permit Tenant to install and maintain on the roof of the Building at Tenant's sole expense HVAC equipment serving the Premises, the nature, design and specifications of such equipment to be subject to Landlord's reasonable approval, and the location to be subject to Landlord's approval in its discretion. Tenant shall use a contractor approved by Landlord and shall cause such work to be done in a manner that will preserve any roof warranty held by Landlord.

    Tenant's installation and use of the Antenna may not in any way materially interfere with the systems of the Building or the quiet enjoyment of other tenants of the Building. Tenant acknowledges that other tenants of the Building have or will be installing antenna and related equipment on the roof of the Building and Tenant agrees to cooperate with such other tenants so as to avoid interference among users. Upon the expiration or earlier termination of this Lease, Tenant, at its sole cost and expense, shall remove the Antenna and restore the Building to a condition comparable to its condition immediately prior to the installation of the Antenna, ordinary wear and tear, and casualty damage not caused by Tenant, its agents, employees, contractors or invitees, excepted.

    All insurance and indemnification obligations of Tenant shall apply to any rooftop installations made by Tenant and any activities of Tenant in relation thereto.

    Tenant agrees to consider, in its sole discretion, requests by Landlord to use the roof for uses not inconsistent or potentially inconsistent with Tenant's uses of the roof and the Building.

LANDLORD:
WCM 132-302, LLC a Washington limited liability company
By:	Barnes & Nelson Union Partners, LLC Its Manager
	By:	/s/ MICHAEL S. BARNES Michael S. Barnes
	Its:	President
TENANT:
Seattle Genetics Inc. a Delaware corporation
	By:	/s/ H. PERRY FELL H. Perry Fell, PhD., MBA
	Its:	Chief Executive Officer

RIDER 1

RENEWAL OPTION

    A.  Provided that Tenant is not in default after receipt of notice any expiration of any applicable cure period at the time of exercise or at commencement of the Extended Term (unless the default is cured within any applicable cure period) and provided that Tenant has not been in monetary default under this Lease during the prior 12 months, regardless of whether that default was cured within the applicable cure period, then Tenant shall have two options to extend the Lease term each for 7 years (each an "Extended Term"). In order to exercise either option, Tenant shall provide written notice ("Notice of Exercise") to Landlord of its election no sooner than 12 months and no later than 9 months before the end of the initial lease term or Extended Term as appropriate. The exercise of such option to extend shall be for the then entire Premises and shall be on the same terms and conditions as set forth in the Lease except (a) the Base Rent shall be adjusted as set forth in Paragraph B below, and (b) there shall be no tenant improvement allowance. The option provided in this Rider is personal to Tenant (except for successors qualifying under Section 14.5 of the Lease) and may not be exercised by any assignee or sublessee and may not be exercised during any period that the entire Premises is subleased out by Tenant. Failure to exercise either option within the appropriate time periods shall conclusively void any remaining options. Failure to exercise the first option shall automatically void the second option.

    B.  If Tenant exercises an extension right pursuant to Paragraph A above, the initial Base Rent and the periodic increases for the Extended Term shall be equal to the market rent, based on a net rent format, for a 7-year term for comparable office, small animal (i.e. rats and mice and similar sized animals) vivarium and lifescience laboratory space located in Bothell, Washington ("Fair Market Rent Schedule"), but not less than the immediately preceding Base Rent. For purposes of this Lease, the term "Fair Market Rent Schedule" is understood to mean the rents which a landlord would receive annually by then renting the space in question assuming the landlord to be a prudent person willing to lease but being under no compulsion to do so, assuming the tenant to be a prudent person willing to lease but under no compulsion to do so, and assuming a lease containing the same terms and provisions as those herein contained (including the lack of any additional tenant improvement allowance). Fair Market Rent Schedule shall take into consideration all relevant factors including the condition of the space and other terms and conditions of the Lease, provided that if Tenant, at Tenant's cost, makes improvements after the initial Tenant Improvement build out, Fair Market Rent shall be computed as though the initial improvements had remained. Fair Market Rent Schedule shall include the Tenant Improvements funded initially by the Landlord, plus any and all additional capital improvements paid by Landlord, but shall exclude any additional improvements funded solely by the Tenant. Tenant's estimation of the Fair Market Rent Schedule ("Tenant's Rent Schedule") shall be included with Tenant's option exercise notice. If Tenant exercises the extension right, Landlord shall give Tenant notice of Landlord's estimation of the Fair Market Rent Schedule ("Landlord's Rent Schedule") within 15 days of exercise by Tenant. If there is a disagreement on the Fair Market Rent Schedule, the parties shall promptly meet and negotiate in good faith to attempt to resolve their differences. If the differences are not resolved at least 7 months before the end of the then existing term, either party may submit the matter to be decided by binding arbitration according to the following procedure.

    C.  Landlord and Tenant shall each select an MAI appraiser with at least ten years experience in the office/high-tech industrial market (including laboratory space) in the Bothell/Canyon Park area. If the two MAI appraisers are unable to agree within ten days after their selection, they shall select a similarly qualified third MAI appraiser (the "Neutral Appraiser"). Within twenty days after selection of the Neutral Appraiser, the three appraisers shall simultaneously exchange determinations of Fair Market Rent. If the lowest appraisal is not less than ninety percent (90%) of the highest appraisal, then the three appraisals shall be averaged and the result shall be the Fair Market Rent. If the lowest appraisal is less than ninety percent (90%) of the highest appraisal, then the Fair Market Rent shall be deemed the rent set forth in the appraisal submitted by an appraiser appointed by a party that is closest in dollar amount to the appraisal submitted by the Neutral Appraiser. Each party shall bear the costs of their own appraiser and the parties shall split the costs of the Neutral Appraiser.

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OFFICE LEASE
RENEWAL OPTION